EXHIBIT 2.1

PURCHASE AND SALE AGREEMENT

by and among

5JABOR, LLC,

BASS PETROLEUM, L.L.C.,

BODEL HOLDINGS, LLC,

DELBO HOLDINGS, L.L.C.,

JAMES III INVESTMENTS, LLC,

JAMSAM ENERGY, L.L.C.,

LAKE BOEUF INVESTMENTS, LLC

OAKLEY HOLDINGS, L.L.C.

PLAQUEMINES HOLDINGS, L.L.C.

as Seller

and

ELYSIUM ENERGY, LLC

as Purchaser

Dated October 10, 2019

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5.18	Plugging and Abandonment	25
5.19	Bonds and Guarantees.	25
5.20	Liability for Broker Fees.	25
5.21	Top Leases.	26
5.22	Contracts and Easements	26
5.23	Material Payments	26
5.24	Gas Contracts	26

5.25	Environmental Matters	27
5.26	No Litigation	27
5.27	Status	27
5.28	Production Values	27
5.29	Leases	28

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		28

6.1	Existence and Qualification	28
6.2	Power; Authorization; Execution and Delivery; Enforceability	28
6.3	Conflicts; Consents	29
6.4	No Litigation	29
6.5	No Bankruptcy	29
6.6	Knowledgeable Buyer	29
6.7	Bonding	29
6.8	Liability for Broker Fees	29
6.9	Financing	29

ARTICLE VII INTERIM OPERATIONS		30

7.1	Operations Prior to Closing	30
7.2	Restricted Activities	31

ARTICLE VIII COVENANTS		31

8.1	Access to Records	31
8.2	Access to Properties	33
8.3	Approvals and Consents	33
8.4	Satisfaction of Closing Conditions	33
8.5	Non-Solicitation	33
8.6	Change in Operator	33
8.7	Confidentiality	34
8.8	Payment of Debt; Release of Encumbrances	34
8.9	Financing Cooperation	34
8.10	Notifications	34

ARTICLE IX TITLE MATTERS, ENVIRONMENTAL MATTERS AND DEFECTIVE INTERESTS		35

9.1	Defensible Title	35
9.2	Defective Interests	37

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9.3	Identification of Upward Adjustment	39
9.4	Environmental Matters	40

ARTICLE X CONDITIONS TO CLOSING		43

10.1	Conditions to the Obligations of Purchaser	43
10.2	Conditions to the Obligations of Seller	44

ARTICLE XI CLOSING		45

11.1	Closing	45
11.2	Pre-Closing Obligations	46
11.3	Closing Obligations	46

ARTICLE XII OBLIGATIONS AFTER CLOSING		48

12.1	Post-Closing Adjustments	48
12.2	Further Assurances	49
12.3	Cooperation with Financial Statements and Reporting Information	49
12.4	Transition Services	49
12.5	Receipts and Credits	49
12.6	Records	49
12.7	Recording and Approvals	49

ARTICLE XIII OBLIGATIONS AND INDEMNIFICATION		50

13.1	Purchaser’s Assumed Obligations	50
13.2	Seller’s Retained Obligations	51
13.3	Purchaser’s Indemnity	51
13.4	Seller’s Indemnity	51
13.5	Regardless of Fault	52
13.6	Effect of Closing and Survival	52
13.7	Certain Limitations.	52
13.8	Losses	53
13.9	General Procedure	53
13.10	Recovery on Special Warranty of Defensible Title.	54
13.11	WAIVER OF CONSEQUENTIAL DAMAGES	54
13.12	DISCLAIMER	54

ARTICLE XIV TERMINATION OF AGREEMENT		55

14.1	Termination	55
14.2	Effect of Termination.	56
14.3	Liabilities Upon Termination.	56

ARTICLE XV TAX MATTERS		56

15.1	Definitions	56

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15.2	Apportionment of Taxes.	58
15.3	Payment of Taxes and Tax Return Filing	59
15.4	Indemnification	59
15.5	Cooperation	59
15.6	Tax Refunds	59
15.7	Purchase Price Allocation.	60
15.8	Like-Kind Exchange.	60

ARTICLE XVI Arbitration		60

16.1	Arbitration Procedures	60

ARTICLE XVII MISCELLANEOUS		61

17.1	Exhibits	61
17.2	Expenses	61
17.3	Notices	61
17.4	Amendments	62
17.5	Assignment	62
17.6	Announcements	63
17.7	Headings	63
17.8	Counterparts/Facsimile Signatures	63
17.9	References	63
17.10	Governing Law; Venue	63
17.11	Entire Agreement	63
17.12	Binding Effect	63
17.13	No Third-Party Beneficiaries	63
17.14	Assumed Liabilities	63
17.15	Form 8-K	64
17.16	Seller Release	64

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EXHIBITS

Exhibit A-1	Seller Oil and Gas Leases
Exhibit A-2	Purchased Entity Oil and Gas Leases
Exhibit B-1	Seller Wells
Exhibit B-2	Purchased Entity Wells
Exhibit C-1	Seller Contracts
Exhibit C-2	Purchased Entity Contracts
Exhibit D-1	Seller Easements
Exhibit D-2	Purchased Entity Easements
Exhibit E-1	Seller Equipment
Exhibit E-2	Purchased Entity Equipment
Exhibit F	Accounts in Suspense
Exhibit G	Allocated Values
Exhibit H	Escrow Agreement
Exhibit I	Conveyances
Exhibit J	Assignment Agreement

SCHEDULES

Schedule 5.4(a)	Membership Interests
Schedule 5.8	Absence of Certain Changes
Schedule 5.13	Imbalances
Schedule 5.15	Insurance
Schedule 5.18	Plugging and Abandonment
Schedule 5.19	Bonds and Guarantees
Schedule 5.26	Litigation
Schedule 5.29	Leases

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), is entered into effective October 10, 2019 (the “Execution Date”), by and among 5Jabor, LLC, a Texas limited liability company, Bass Petroleum, L.L.C., a Delaware limited liability company, Bodel Holdings, LLC, a Texas limited liability company, Delbo Holdings, L.L.C., a Texas limited liability company, James III Investments, L.L.C., a Texas limited liability company, JamSam Energy, LLC, a Texas limited liability company, Lake Boeuf Investments, LLC, a Delaware limited liability company, Oakley Holdings, L.L.C., a Texas limited liability company, and Plaquemines Holdings, L.L.C., a Delaware limited liability company (“Plaquemines”), whose addresses are P.O. Box 1063, Tomball, Texas 77377 (collectively “Seller” and each, a “Seller Entity”), and Elysium Energy, LLC, a Nevada limited liability company, whose address is 15915 Katy Freeway, Suite 450, Houston, Texas 77094 (“Purchaser”). Seller and Purchaser may be referred to individually as a “Party” or collectively as the “Parties.” The transactions contemplated by this Agreement may be collectively referred to as the “Transaction.”

Recitals

A. Seller owns and desires to sell its interests in certain oil and gas properties located in the states of Texas and Louisiana (the “Assets”), as more particularly described in Section 2.1 below.

B. Plaquemines owns certain entities owning oil and gas properties located in the states of Texas and Louisiana (the “Purchased Entities”), as more particularly described in Section 2.1 below.

C. Purchaser desires to purchase all of Seller’s interests in the Assets and the Purchased Entities pursuant to the terms of this Agreement.

D. To accomplish the foregoing, the Parties wish to enter into this Agreement.

Agreement

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meaning set forth below:

“Action” has the meaning set forth in Section 13.9(a).

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“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement and notwithstanding anything herein to the contrary, prior to Closing, the Purchased Entities shall be considered Affiliates of Seller, and from and after Closing, the Purchased Entities shall be considered Affiliates of Purchaser and not Seller.

“Agreement” has the meaning set forth in the Preamble.

“Allocated Value” has the meaning set forth in Section 3.3.

“Allocation” has the meaning set forth in Section 15.7.

“Asset Taxes” has the meaning set forth in Section 15.1(a).

“Assets” means the following:

(a) All of the oil and gas; oil, gas and mineral leases; subleases and other leaseholds; overriding royalty interests; net profits interests; carried interests; farmout rights; options; and other properties and interests in the oil, gas and mineral leases, oil and gas leases, subleases and other leaseholds described on Exhibit “A-1”, even though the interests of Seller may be incorrectly or imperfectly described (collectively, the “Seller Leases”), together with each and every kind and character of right, title, claim, and interest that Seller has in and to the Seller Leases or the lands covered thereby or currently pooled, or unitized therewith (the “Seller Lands”);

(b) All oil, gas, water, disposal, or injection wells located on or used in connection with the Seller Leases and/or the Seller Lands whether producing, shut in, or temporarily or permanently abandoned, including but not limited to the wells shown on Exhibit “B-1” attached hereto (the “Seller Wells”), which Exhibit “B-1” shall include Seller’s Gross Working Interest and Net Revenue Interest in each well;

(c) All interest derived from the Seller Leases, Seller Lands and Seller Wells in or to any currently existing pools or units which include any Seller Lands or all or a part of any Seller Leases or Seller Wells (the “Seller Units”); and including all interest of Seller derived from the Seller Leases in production from any such Seller Unit, whether such Seller Unit production comes from Seller Wells located on or off of a Seller Lease, and all tenements, hereditaments and appurtenances belonging to the Seller Leases and Seller Units;

(d) All contracts, agreements and instruments by which the Assets are bound, or that relate to or are otherwise applicable to the Assets including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, water rights or water supply agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, saltwater disposal or injection agreements, balancing agreements, agreements for the sale and purchase of oil, gas or casinghead gas or processing agreements to the extent applicable to the Assets or the production of oil or gas and other minerals and products produced in association therewith from the Assets, including, without limitation, those identified on Exhibit “C-1” (collectively, the “Seller Contracts”);

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(e) All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (“Seller Easements”) appurtenant to, and used or held for use in connection with the Assets including, but not limited to, those identified on Exhibit “D-1”;

(f) All equipment, machinery, fixtures and other tangible personal property and improvements located on the Assets or used or held for use in connection with the ownership or operation of the Assets including without limitation any wells, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, platforms, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, boats (at Seller’s discretion), barges (at Seller’s discretion), power lines, telephone and telegraph lines, roads, and other appurtenances, improvements and facilities, but excluding (1) vehicles, (2) equipment, machinery, fixtures and other tangible personal property and improvements located at or used in connection with any field office of Seller, (3) any computers and related peripheral equipment, (4) communications equipment, and (5) communications licenses granted by the Federal Communications Commission or other Governmental Authority (subject to such exclusions and as set forth on Exhibit “E-1”, the “Seller Equipment”);

(g) All of the oil, gas and other liquid or gaseous substances produced from or attributable to the Assets from and after the Effective Time, together with Imbalances associated with the Assets (hereinafter the “Seller Hydrocarbons”), subject to the provisions hereafter relating to same;

(h) Copies of all lease files; land files; well files; gas and oil sales contract files; accounting files; gas processing files; title files; division order files; abstracts; title opinions and memoranda (including title curative); land surveys; non-confidential logs; maps; engineering, geological and geophysical files, data and reports, accounting files; reserve studies and evaluations (insofar as they cover and exist within the boundaries of the Seller Leases and Seller Lands); and all other books, records, data, files, maps and accounting records, in each case to the extent related to the Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding (1) any files, books, records, data, logs, reports, studies, evaluations, maps and accounting records to the extent disclosure or transfer is restricted by any third party agreement or Law and the necessary consents to transfer are not obtained, and (2) any files, records, contracts or documents relating to the transactions contemplated by this Agreement (or any other discussions or negotiations regarding the sale or other disposition of any of the Assets), including any bids or offers received by Seller, or any Affiliate of Seller for the sale of the Assets in competition with the Purchaser’s bid or offer and any files, records, contracts or documents relating to any negotiations and/or consummation of the sale of the Assets, and (3) any records of Seller related to the Assets that are subject to legal privilege, including the attorney-client privilege and the work product doctrine (except with respect to title opinions, environmental assessments or environmental audit records) (subject to such exclusions, the “Seller Records”);

(i) Amounts payable to owners of working interests, royalties and overriding royalties and other interests in the Assets held in suspense by Seller as of the actual date of Closing as set forth in Exhibit “F”;

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(j) All rights of Seller to audit the records of any person and to receive refunds or payments of any nature, and all amounts of money relating thereto, to the extent relating to obligations assumed by Purchaser pursuant to this Agreement; and

(k) To the extent transferrable without payment of any fee by Seller (unless Purchaser has agreed in writing to pay such fee) or the assumption of any obligation by Seller, all franchises, licenses (but excluding any licensed data, including, without limitation, licensed seismic data), permits, approvals, consents, certificates and other authorizations, and other rights granted by third persons, and all certificates of convenience or necessity, immunities, privileges, grants, and other such rights that relate to, or arise from, the Assets or the ownership or operation thereof.

“Assumed Obligations” has the meaning set forth in Section 13.1.

“Authorities for Expenditure” has the meaning set forth in Section 5.9(g).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Houston, Texas are authorized or required by Law to be closed for business.

“Centralized Tank Battery” has the meaning set forth in Section 9.4(a)(vi).

“Closing” has the meaning set forth in Section 11.1.

“Closing Amount” has the meaning set forth in Section 11.2.

“Closing Date” has the meaning set forth in Section 11.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means the Seller Contracts and the Purchased Entity Contracts.

“Conveyances” has the meaning set forth in Section 11.3(a).

“Cure Period” has the meaning set forth in Section 9.2(c).

“Debt” means (i) all indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured, including loans, deferred consideration for the purchase of assets, ownership interests, businesses or other property or services and any lease obligations that are required to be capitalized under GAAP, (ii) any other indebtedness that is evidenced by a bond, promissory note, debenture or similar instrument (including a deed of trust or mortgage given in connection with the acquisition of, or exchange for, any property or assets), (iii) all indebtedness of the type referred to in clauses (i) or (ii) of third parties guaranteed, directly or indirectly, or as to which an obligation exists, contingent or otherwise, including but not limited to bank debt, bank fees, shareholder debt and vendor debt, that is substantially the economic equivalent of a guarantee, including, in each of (i) through (iii), any interest accrued thereon and prepayment or similar penalties and expenses which would be payable if such liability were paid in full as of the Closing, (iv) obligations for deferred purchase price of assets, properties or services, (v) all obligations under facilities for the discount or sale of accounts receivable, (vi) all obligations required to be classified as long term liabilities under GAAP, and (vii) any amendment, renewal, extension, revision or refunding of any of the foregoing Debt.

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“Defect Counter-Notice” has the meaning set forth in Section 9.2(c).

“Defective Interest” has the meaning set forth in Section 9.2(a).

“Defective Interest Notice” has the meaning set forth in Section 9.2(b).

“Defensible Title” has the meaning set forth in Section 9.1(a).

“Deposit” has the meaning set forth in Section 3.4.

“Direct Claim” has the meaning set forth in Section 13.9(b).

“Easements” means the Seller Easements and the Purchased Entity Easements.

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrance” means any lien, interest, pledge, defect, license, conditional sales contract, mortgage, deed of trust, security interest, charge, claim, limitation, irregularity, burden, easement, restriction, encroachment, preemptive right, or option of any kind or nature whatsoever or other similar encumbrance (whether known or unknown, secured or unsecured or in the nature of setoff or recoupment, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or nonmaterial, disputed or undisputed, whenever arising, and whether imposed by agreement, understanding, Laws, equity, or otherwise).

“Environmental Claim Date” has the meaning set forth in Section 9.4(b).

“Environmental Condition” has the meaning set forth in Section 9.4(a)(i).

“Environmental Defect” has the meaning set forth in Section 9.4(a)(ii).

“Environmental Defect Notice” has the meaning set forth in Section 9.4(b).

“Environmental Defect Property” has the meaning set forth in Section 9.4(b).

“Environmental Disputed Amount” has the meaning set forth in Section 9.4(d).

“Environmental Disputed Matters” has the meaning set forth in Section 9.4(d).

“Environmental Laws” has the meaning set forth in Section 9.4(a)(iii).

“Environmental Liabilities” has the meaning set forth in Section 9.4(a)(iv).

“Equipment” means the Seller Equipment and the Purchased Entity Equipment.

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“ERISA” has the meaning set forth in Section 5.7(b).

“Escrow Agent” has the meaning set forth in Section 3.4.

“Escrow Agreement” has the meaning set forth in Section 3.4.

“Exchange Act” has the meaning set forth in Section 6.3.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Execution Date” has the meaning set forth in the Preamble.

“Expanded Environmental Review” has the meaning set forth in Section 9.4(f).

“Final Purchase Price” has the meaning set forth in Section 12.1(a).

“Final Settlement Date” has the meaning set forth in Section 12.1(a).

“Final Settlement Statements” has the meaning set forth in Section 12.1(a).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, tribal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hazardous Materials” has the meaning set forth in Section 9.4(a)(v).

“Hydrocarbons” means the Seller Hydrocarbons and the Purchased Entity Hydrocarbons.

“Income Taxes” has the meaning set forth in Section 15.1(b).

“Imbalances” has the meaning set forth in Section 5.13.

“Indemnified Party” has the meaning set forth in Section 13.9.

“Indemnifying Party” has the meaning set forth in Section 13.9.

“Individual Environmental Defect Threshold” has the meaning set forth in Section 9.4(a)(vi).

“Knowledge of Purchaser” means the actual or constructive knowledge of Jim Doris, Chief Executive Officer.

“Knowledge of Seller” means the actual or constructive knowledge of Jennifer Bohannon-Ramirez and/or James Bohannon.

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“Lands” means the Seller Lands and the Purchased Entity Lands.

“Laws” means laws (including common law) statutes, rules, regulations, ordinances, orders, and codes of Governmental Authorities.

“Leases” means the Seller Leases and the Purchased Entity Leases.

“LOS Summary Sheets” has the meaning set forth in Section 5.6(a).

“Losses” has the meaning set forth in Section 13.8.

“Membership Interests” means (i) the equity ownership rights in a Person, whether a corporation, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, limited or general partnership interest or any other form of ownership, and (ii) all Membership Interest Equivalents.

“Membership Interest Equivalents” means all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Membership Interest at the time of issuance or upon the passage of time or occurrence of some future event, and all contractual arrangements giving any Person a right to receive benefits or exercise rights similar to those enjoyed by or accruing to the holder of any Membership Interest.

“Net Revenue Interests” has the meaning set forth in Section 9.1(a).

“Notices” has the meaning set forth in Section 17.3.

“Organizational Documents” means, as to any corporation, limited liability company, partnership or other business entity, such Person’s articles of organization or formation, operating agreement, limited liability company agreement, certificate of incorporation, by-laws, or other organizational or governing documents.

“P&A Escrow” has the meaning set forth in Section 3.4(b).

“P&A Escrow Agreement” has the meaning set forth in Section 3.4(b).

“P&A Completion Condition” has the meaning set forth in Section 3.4(b).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Pending Litigation” has the meaning set forth in Section 5.26.

“Permits” means any permit, license, franchise, approval, authorization or consent required to be obtained from or otherwise made available by or under the authority of any Governmental Authority.

“Permitted Encumbrances” has the meaning set forth in Section 9.1(b).

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“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

“Phase I Environmental Site Assessment” means the Phase I environmental property assessment of the Purchased Assets that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-13) or any other visual site assessment or review of records, reports or documents.

“Phase II Activities” has the meaning set forth in Section 9.4(d).

“Plaquemines” has the meaning set forth in the Preamble.

“Pointe” means Pointe a la Hache, L.L.C., a Delaware limited liability company.

“Potash” means Potash, L.L.C., a Delaware limited liability company.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Tax Returns” has the meaning set forth in Section 15.3.

“Preliminary Settlement Statement” has the meaning set forth in Section 11.2.

“Purchaser’s Final Settlement Statement” has the meaning set forth in Section 12.1(a).

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” means the Assets and the Purchased Entity Assets.

“Purchased Entity Assets” means the following:

(a) All of the oil and gas; oil, gas and mineral leases; subleases and other leaseholds; overriding royalty interests; net profits interests; carried interests; farmout rights; options; and other properties and interests in the oil, gas and mineral leases, oil and gas leases, subleases and other leaseholds described on Exhibit “A-2”, even though the interests of the applicable Purchased Entity may be incorrectly or imperfectly described (collectively, the “Purchased Entity Leases”), together with each and every kind and character of right, title, claim, and interest that a Purchased Entity has in and to the Purchased Entity Leases or the lands covered thereby or currently pooled, or unitized therewith (the “Purchased Entity Lands”);

(b) All oil, gas, water, disposal, or injection wells located on or used in connection with the Purchased Entity Leases and/or the Purchased Entity Lands whether producing, shut in, or temporarily or permanently abandoned, including but not limited to the wells shown on Exhibit “B-2” attached hereto (the “Purchased Entity Wells”), which Exhibit “B-2” shall include the Purchased Entity’s Gross Working Interest and Net Revenue Interest in each well;

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(c) All interest derived from the Purchased Entity Leases, Purchased Entity Lands and Purchased Entity Wells in or to any currently existing pools or units which include any Purchased Entity Lands or all or a part of any Purchased Entity Leases or Purchased Entity Wells (the “Purchased Entity Units”); and including all interest of a Purchased Entity derived from the Purchased Entity Leases in production from any such Purchased Entity Unit, whether such Purchased Entity Unit production comes from Purchased Entity Wells located on or off of a Purchased Entity Lease, and all tenements, hereditaments and appurtenances belonging to the Purchased Entity Leases and Purchased Entity Units;

(d) All contracts, agreements and instruments by which the Purchased Entity Assets are bound, or that relate to or are otherwise applicable to the Purchased Entity Assets including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, water rights or water supply agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, saltwater disposal or injection agreements, balancing agreements, agreements for the sale and purchase of oil, gas or casinghead gas or processing agreements to the extent applicable to the Purchased Entity Assets or the production of oil or gas and other minerals and products produced in association therewith from the Purchased Entity Assets, including, without limitation, those identified on Exhibit “C-2” (collectively, the “Purchased Entity Contracts”);

(e) All easements, Permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (“Purchased Entity Easements”) appurtenant to, and used or held for use in connection with the Purchased Entity Assets including, but not limited to, those identified on Exhibit “D-2”;

(f) All equipment, machinery, fixtures and other tangible personal property and improvements located on the Purchased Entity Assets or used or held for use in connection with the ownership or operation of the Purchased Entity Assets including without limitation any wells, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, platforms, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, boats (at Seller’s discretion), barges (at Seller’s discretion), power lines, telephone and telegraph lines, roads, and other appurtenances, improvements and facilities, but excluding (1) vehicles, (2) equipment, machinery, fixtures and other tangible personal property and improvements located at or used in connection with any field office of a Purchased Entity, (3) any computers and related peripheral equipment, (4) communications equipment, and (5) communications licenses granted by the Federal Communications Commission or other Governmental Authority (subject to such exclusions and as shown on Exhibit “E-2” the “Purchased Entity Equipment”);

(g) All of the oil, gas and other liquid or gaseous substances produced from or attributable to the Purchased Entity Assets from and after the Effective Time, together with Imbalances associated with the Purchased Entity Assets (hereinafter the “Purchased Entity Hydrocarbons”), subject to the provisions hereafter relating to same;

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(h) Copies of all lease files; land files; well files; gas and oil sales contract files; accounting files; gas processing files; title files; division order files; abstracts; title opinions and memoranda (including title curative); land surveys; non-confidential logs; maps; engineering, geological and geophysical files, data and reports, accounting files; reserve studies and evaluations (insofar as they cover and exist within the boundaries of the Purchased Entity Leases and Purchased Entity Lands); and all other books, records, data, files, maps and accounting records, in each case to the extent related to the Purchased Entity Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding (1) any files, books, records, data, logs, reports, studies, evaluations, maps and accounting records to the extent disclosure or transfer is restricted by any third party agreement or Law and the necessary consents to transfer are not obtained, and (2) any files, records, contracts or documents relating to the transactions contemplated by this Agreement (or any other discussions or negotiations regarding the sale or other disposition of any of the Purchased Entity Assets), including any bids or offers received by Seller, or any Affiliate of Seller for the sale of the Purchased Entity Assets in competition with the Purchaser’s bid or offer and any files, records, contracts or documents relating to any negotiations and/or consummation of the sale of the Purchased Entity Assets, and (3) any records of Purchased Entity related to the Purchased Entity Assets that are subject to legal privilege, including the attorney-client privilege and the work product doctrine (except with respect to title opinions, environmental assessments or environmental audit records) (subject to such exclusions, the “Purchased Entity Records”);

(i) Amounts payable to owners of working interests, royalties and overriding royalties and other interests in the Purchased Entity Assets held in suspense by Purchased Entity as of the actual date of Closing as set forth in Exhibit “F”;

(j) All rights of a Purchased Entity to audit the records of any person and to receive refunds or payments of any nature, and all amounts of money relating thereto, to the extent relating to obligations assumed by Purchaser pursuant to this Agreement; and

(k) To the extent transferrable without payment of any fee by a Purchased Entity (unless Purchaser has agreed in writing to pay such fee) or the assumption of any obligation by Purchased Entity, all franchises, licenses (but excluding any licensed data, including, without limitation, licensed seismic data), Permits, approvals, consents, certificates and other authorizations, and other rights granted by third persons, and all certificates of convenience or necessity, immunities, privileges, grants, and other such rights that relate to, or arise from, the Purchased Entity Assets or the ownership or operation thereof.

“Purchased Entities” means each of Pointe, Turtle, Potash, and Ramos.

“Purchased Interests” has the meaning set forth in Section 2.1(a)(i).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Fundamental Representations” has the meaning set forth in Section 13.6.

“Purchaser Indemnitees” has the meaning set forth in Section 13.4.

“Ramos” means Ramos Field, L.L.C., a Delaware limited liability company.

“Records” means the Seller Records and the Purchased Entity Records.

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“Regardless of Fault” has the meaning set forth in Section 13.5.

“Remediation” or “Remediate” shall have the meaning set forth in Section 9.4(a)(vii).

“Remediation Amount” has the meaning set forth in Section 9.4(a)(viii).

“Required Financial Statements” has the meaning set forth in Section 12.3(a).

“Retained Obligations” has the meaning set forth in Section 13.2.

“SEC” has the meaning set forth in Section 12.3(a).

“Securities Act” has the meaning set forth in Section 12.3(a).

“Seller” has the meaning set forth in the Preamble.

“Seller Entity” has the meaning set forth in the Preamble.

“Seller Fundamental Representations” has the meaning set forth in Section 13.6.

“Seller Indemnitees” has the meaning set forth in Section 13.3.

“Seller Taxes” has the meaning set forth in Section 15.1(d).

“Seller’s Final Settlement Statement” has the meaning set forth in Section 12.1(a).

“Straddle Period” means any Tax period that begins on or before the Effective Time and ends after the Effective Time.

“Taxes” has the meaning set forth in Section 15.1(e).

“Tax Returns” has the meaning set forth in Section 5.14(a).

“Third Party Claim” has the meaning set forth in Section 13.9(a).

“Third Party Interests” has the meaning set forth in Section 9.1(b)(xv).

“Title Defect” has the meaning set forth in Section 9.1(c).

“Transaction” has the meaning set forth in the Preamble.

“Transaction Documents” has the meaning set forth in Section 13.12.

“Transfer Taxes” has the meaning set forth in Section 15.1(f).

“Turtle” means Turtle Bayou, L.L.C., a Delaware limited liability company.

“Units” means the Seller Units and the Purchased Entity Units.

“Upward Adjustment” has the meaning set forth in Section 9.3.

“Wells” means the Seller Wells and the Purchased Entity Wells.

“Working Interests” has the mean set forth in Section 9.1(a).

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ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale.

(a) On the terms and conditions stated herein, at the Closing, the Purchaser shall purchase, and the Seller shall sell, for the Purchase Price (as defined below):

(i) all of the issued and outstanding Membership Interests (the “Purchased Interests”) in each of the Purchased Entities which, as of the Closing, will own the Purchased Entity Assets, free and clear of all Encumbrances; and

(ii) all of Seller’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the Assets, free and clear of all Encumbrances.

2.2 Excluded Assets. Other than the Assets and the Purchased Interests, the Transaction does not include any other assets of Seller (including any shares of stock, Membership Interests, partnership interest, or securities of any other Person held by Seller other than the Purchased Interests), including any and all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Authority, or loss carry forwards or credits with respect to any Seller Taxes (the “Excluded Assets”). Notwithstanding any other provision in this Agreement, the Purchaser specifically agrees and acknowledges that the cash, accounts receivable, royalty interests, overriding royalty interests, and all other assets of the Seller are not being sold by the Seller and shall remain the exclusive property of the Seller, provided that the Excluded Assets shall not have the effect of reducing the Seller’s represented Exhibit “B-1” or a Purchased Entity’s represented Exhibit “B-2” Net Revenue Interest below such stated interest, and to the extent an Excluded Asset would have that effect, it shall not be considered an Excluded Asset.[1] Excluded Assets shall also include all records of Seller related to the Purchased Assets that are subject to legal privilege, including the attorney-client privilege and the work product doctrine (except with respect to title opinions, environmental assessment or environmental audit records).

2.3 Effective Time. Possession of the Purchased Interests and Assets shall be transferred from Seller to Purchaser at Closing, but the transfer of the financial benefits and obligations of Purchased Interests and Assets shall be effective at 7:00 a.m. on September 1, 2019, unless adjusted as provided in Section 11.1 (the “Effective Time”), as provided herein.

_____________________

1 NTD TK: We understand that there is land that certain of the inland water wells infrastructure is upon. Please confirm if that land is owned by the purchased entities.

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ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. The purchase price payable by Purchaser for the Purchased Interests and Assets shall be equal to Forty Million Dollars and No/100 ($40,000,000.00), as adjusted pursuant to the terms of this Agreement, in cash in immediately available funds (the “Purchase Price”).

3.2 Adjustments to Purchase Price. The Purchase Price shall be subject to adjustment as follows (without duplication):

(a) The Purchase Price shall be adjusted upward as follows:

(i) The value of all merchantable, allowable oil in storage at the Effective Time, above the pipeline connection, which is sold and which is credited to the Purchased Assets and paid to Purchaser, such value to be the actual price received less deductions (other than Asset Taxes) by the purchaser;

(ii) The amount of all verifiable expenditures under applicable operating agreements or other similar arrangements or agreements and, in the absence of such agreements, such expenses of the sort customarily billed thereunder, actually paid by Seller, a Purchased Entity or their Affiliates in connection with the operation of the Purchased Assets in accordance with this Agreement for work actually performed subsequent to the Effective Time;

(iii) An amount equal to all prepaid expenses attributable to the Purchased Assets that are paid by Seller, a Purchased Entity or any of their Affiliates prior to the Closing Date that inure to the benefit of Purchaser and that are, in accordance with GAAP, attributable to the period after the Effective Time, including without limitation, prepaid ad valorem, property, production, severance and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom;

(iv) Such increases as are due to Upward Adjustments (defined below) as provided in ARTICLE IX hereof;

(v) An amount as provided for in the respective joint operating agreement, if any, per month reduced proportionately for partial months for the period between the Effective Time and the Closing Date as reimbursement for overhead expenses;

(vi) the amount of all Asset Taxes allocated to Purchaser in accordance with Section 15.2 but that are paid or otherwise economically borne by Seller; and

(vii) Any other amount agreed upon by Seller and Purchaser.

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(b) The Purchase Price shall be adjusted downward as follows:

(i) Proceeds received by Seller, a Purchased Entity or their Affiliates from the sale of oil, gas or other Hydrocarbons attributable to the Purchased Assets and which are produced after the Effective Time;

(ii) The amount of all Asset Taxes allocated to Seller in accordance with Section 15.2 but that are paid or otherwise economically borne by Purchaser;

(iii) The amount of all verifiable expenditures paid by Purchaser for work actually done and performed in connection with the Purchased Assets prior to the Effective Time;

(iv) Any reductions for Defective Interests or Environmental Defects as provided in ARTICLE IX;

(v) Any amount equal to the proportionate Allocated Value of the Third Party Interests in Section 9.1(b)(xv) that are not conveyed to Purchaser at the Closing;

(vi) The amount of Debt of the Purchased Entities at the Closing;

(vii) An amount equal to all proceeds from sales of Hydrocarbons payable to owners of Working Interests, royalties, overriding royalties and other interests relating to the Purchased Assets and that are held in suspense as of the Closing Date (including those shown on Exhibit “F”); and

(viii) Any other amount agreed upon by Seller and Purchaser.

3.3 Allocation of Purchase Price. The Purchase Price shall be allocated (“Allocated Value”) among the Purchased Assets as set forth in Exhibit “G” hereto.

3.4 Escrow.

(a) Deposit Escrow. Within four (4) Business Days of the Execution Date, Purchaser shall deposit into escrow with UMB Bank, N.A. (the “Escrow Agent”), the sum of One Million Dollars and No/100 ($1,000,000.00) as a money deposit (the “Deposit”), pursuant to the Escrow Agreement, the form of which is attached hereto as Exhibit “H” (the “Escrow Agreement”). At Closing, the Deposit plus any interest earned thereon shall be applied against the Purchase Price. Otherwise, the Deposit will be released to the Purchase or Seller in accordance with Section 14.3. Any dispute concerning the matters the subject of this Section 3.4 is subject to arbitration as described in ARTICLE XVI.

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(b) P&A Escrow.

(i) At Closing, Purchaser shall deposit into escrow with the Escrow Agent pursuant to an escrow agreement substantially in the form of the Escrow Agreement (the “P&A Escrow Agreement”), Fifty Thousand Dollars and No/100 ($50,000.00) from the Closing Amount otherwise payable to Seller for each well shown on Schedule 5.18 (such escrowed funds, the “P&A Escrow”) which, as of the Closing Date, does not satisfy the conditions in Section 3.4(b)(ii) (the “P&A Completion Condition”).

(ii) The Parties agree that a well will be deemed to satisfy the P&A Completion Condition only if the well has: (1) been plugged and abandoned in compliance with applicable Law and the terms of any applicable Leases and Contracts, and (2) the Seller delivers a certificate to Purchaser (A) stating that the Seller believes that it has, or has caused the well to have been, plugged and abandoned in compliance with applicable Law and the terms of any applicable Leases and Contracts, and (B) containing copies of documents submitted to the applicable Governmental Authority (including, but not limited to, the engineering report and/or State of Louisiana, Office of Conservation, Plug and Abandon Report) with respect to the plugging and abandonment obligations of the applicable well.

(iii) The P&A Escrow, if any, will be released as follows: (1) to Seller, in the amount of Fifty Thousand Dollars and No/100 ($50,000) for each well identified on Schedule 5.18, within five (5) Business Days of Seller satisfying the P&A Completion Condition during the period from the Closing Date through the date that is the one year anniversary of the Closing Date, and (2) following the date that is the one year anniversary of the Closing Date, to the Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller makes the following representations and warranties to Purchaser as of the date hereof and as of the Closing Date:

4.1 Existence and Qualification. Each Seller Entity is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation, and is validly existing and in good standing under the laws of the states it is duly qualified to carry on business in, as applicable.

4.2 Power; Authorization; Execution and Delivery; Enforceability. Each Seller Entity has all requisite power and authority to execute and deliver this Agreement, each other instrument or agreement contemplated hereby, and to consummate the Transaction and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by each Seller Entity and each other instrument or agreement contemplated hereby, the performance by each Seller Entity of all the terms and conditions hereof and thereof to be performed by it and the consummation of the Transactions contemplated hereby and thereby have been duly authorized and approved by each Seller Entity. This Agreement has been duly executed and delivered by each Seller Entity and constitutes the valid and binding obligation of each Seller Entity, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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4.3 Conflicts; Consents. This Agreement, and each other instrument or agreement contemplated hereby, and the execution and delivery hereof and thereof, by each Seller Entity does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the Transaction will not: (i) conflict with, or require the consent of any Person under any of the terms, conditions or provisions of its Organizational Documents; (ii) violate any provision of, or require any filing, consent, authorization or approval of any Person under any Law, applicable to or binding upon such Seller Entity; (iii) conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (1) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing Debt to which such Seller Entity is a party or by which such Seller Entity is bound or to which any of the Purchased Assets are subject or (2) subject to the Permitted Encumbrance in Section 9.1(b)(xv), any lease, license, contract or other agreement or instrument to which such Seller Entity is a party or by which it is bound or to which any of the Purchased Assets owned by them are subject; or (iv) result in the creation or imposition of any Encumbrance upon the Purchased Assets.

4.4 No Defaults. No Seller Entity is in default under, and no condition exists that with notice would constitute a default under, (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing Debt to which such Seller Entity is a party or by which such Seller Entity is bound or to which any of the Purchased Assets are subject, or any other agreement or contract, or (ii) any order, judgment or decree of any court, commission, board, agency or other Governmental Authority.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO PURCHASED ENTITIES

AND PURCHASED ASSETS

Each Seller Entity makes the following representations and warranties severally and not jointly to Purchaser solely with respect to itself, and solely to the extent of its interest in the Purchased Entities, if any, or the Purchased Assets, as the case may be, as of the date hereof and as of the Closing Date:

5.1 Existence and Qualification of the Purchased Entities. Each Purchased Entity is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, and are duly qualified to carry on business in Louisiana. Seller has made available to Purchaser correct and complete copies of the Organizational Documents of each Purchased Entity.

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5.2 Conflicts; Consents. This Agreement, and each other instrument or agreement contemplated hereby, and the execution and delivery hereof and thereof, does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the Transaction will not: (i) conflict with, or require the consent of any Person under any of the terms, conditions or provisions of a Purchased Entity’s Organizational Documents; (ii) violate any provision of, or require any filing, consent, authorization or approval of any Person under any Law, applicable to or binding upon any Purchased Entity; (iii) conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (1) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing Debt to which any Purchased Entity is a party or by which any Purchased Entity is bound, or to which any of the Purchased Assets are subject or (2) subject to the Permitted Encumbrance in Section 9.1(b)(xv), any lease, license, contract or other agreement or instrument to which a Purchased Entity is a party or by which it is bound or to which any of the Purchased Assets are subject; or (iv) result in the creation or imposition of any Encumbrance upon the Purchased Assets.

5.3 No Defaults. No Purchased Entity is in default under, and no condition exists that with notice would constitute a default under, (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing Debt to which such Purchased Entity is a party or by which such Purchased Entity is bound or to which any of the Purchased Entity Assets are subject, or any other agreement or contract, or (ii) any order, judgment or decree of any court, commission, board, agency or other Governmental Authority.

5.4 Capitalization of the Purchased Entities.

(a) Schedule 5.4(a) sets forth a complete and accurate list of each of the record and beneficial holders of Membership Interests in each Purchased Entity.

(b) The Purchased Interests constitute 100% of the total issued and outstanding Membership Interests in the Purchased Entities, and are beneficially owned and owned of record by Plaquemines free and clear of all Encumbrances.

(c) The Purchased Interests have been duly authorized and are validly issued, fully paid and nonassessable. None of the Purchased Interests were issued in violation of any agreement, arrangement or commitment to which Seller or a Purchased Entity is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(d) (i) There are no outstanding or authorized subscriptions, options, convertible securities, warrants, calls, rights, agreements, understandings or commitments of any kind relating to the Purchased Interests or obligating Seller or any of the Purchased Entities to issue or sell any Membership Interests or any other interest, or to purchase or otherwise acquire any Membership Interest, in any of the Purchased Entities, (ii) there are no voting agreements, voting trusts or other agreements or understandings to which any of the Purchased Entities is a party or by which any are bound relating to the voting of any Membership Interest in any Purchased Entity, and (iii) there are no profit participation or similar rights with respect to the Purchased Entities.

5.5 No Subsidiaries. No Purchased Entity owns, directly or indirectly, or is bound to acquire, any capital stock or equity interests of any other Person.

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5.6 Financial Matters.

(a) LOS Summary Sheets. Seller has provided Purchaser: (1) the Five-J.A.B., Inc. Property Operating Statement – 100%WI March 2019 through August 2019, (2) the Five-J.A.B., Inc. Property Operating Statement – 100% WI September 2018 through August 2019, (3) the Time Energy, LLC Property Operating Statement – 100%WI March 2019 through August 2019, and (4) the Time Energy, LLC Property Operating Statement – 100%WI September 2018 through August 2019 (collectively, the “LOS Summary Sheets”). The LOS Summary Sheets are true and correct in all material respects as of the dates and periods set forth therein and are supported by appropriate records contained in Seller’s and the Purchased Entities’ files.

(b) No Undisclosed Liabilities. No Purchased Entity has any material liabilities (including Debt) other than (i) as disclosed on Schedule 5.6(b), or (ii) liabilities (including Debt) which have arisen after the date hereof in the ordinary course of business and which, is not individually or in the aggregate, material in amount and which will be paid on or prior to Closing.

5.7 Employee Matters.

(a) Since January 1, 2015, no Purchased Entity has had any employees.

(b) No Purchased Entity maintains any benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including any “employee benefit plan” as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”); and no Purchased Entity has any obligation or liability to contribute to any of the foregoing.

(c) No Purchased Entity is, and no Purchased Entity has been, a party to any collective bargaining agreement or other labor union contact.

(d) To the Knowledge of Seller, no claims have been asserted against the Purchased Entities by Persons whose job responsibilities encompass the Purchased Entities or the Purchased Assets.

5.8 Absence of Certain Changes. Except as provided for or disclosed in Schedule 5.8 attached hereto and made a part hereof, since December 31, 2018, (a) the Purchased Entities and the Purchased Assets have been operated in the ordinary course of business, and (b) there has not been and will not be prior to Closing: (i) any material adverse change in the business, financial condition or results of operations of Seller or any Purchased Entity, which change was not the result of an industry-wide development affecting other companies in the oil or gas industries; (ii) any material damage, destruction or loss to or of the Purchased Assets, whether or not covered by insurance; (iii) any sale, lease or other disposition of the Purchased Assets or a Purchased Entity, except as permitted by the terms of this Agreement; (iv) any mortgage, pledge or grant of a lien or security interest in any of the Purchased Assets, other than in the ordinary course of business, or Purchased Interests; or (v) any contract or commitment to do any of the foregoing.

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5.9 Material Contracts. Exhibit “C-1” and Exhibit “C-2” sets forth true and complete lists of all of the Contracts, commitments and agreements to which Seller (related to the Purchased Assets) or any Purchased Entity is a party, or by which any of the Purchased Assets are bound, and which:

(a) involve aggregate expenditures, or receipts by Seller or a Purchased Entity of more than $75,000 per year, with the exception that Exhibit “C-1” and Exhibit “C-2” may not include all of such contracts, commitments or agreements that are reflected in Seller’s or a Purchased Entity’s LOS Summary Sheets;

(b) are between a Purchased Entity, on one hand, and an Affiliate of a Purchased Entity, or relate to the Purchased Assets and are between two or more Affiliates of Seller;

(c) involve any lease, sublease, installment purchase or similar arrangement for the use or occupancy of real property (other than the Leases) that would be reasonably expected to exceed $75,000 per year of aggregate expenditures by Seller or a Purchased Entity, together with a list of the location of such leased property, the date of termination of such arrangements, the name of the other party and the annual rental payments required to be made for such arrangements, with the exception that Exhibit “C-1” and Exhibit “C-2” may not include all of such leases, subleases, installment purchase or similar arrangements for the use or occupancy of real property that are reflected in Seller’s or a Purchased Entity’s LOS Summary Sheets;

(d) require any guaranty, direct or indirect, by any Affiliate of Seller or a Purchased Entity of any contract, lease or agreement entered into by Seller or a Purchased Entity, including any indenture, loan agreement, deed of trust, or mortgage that will not be released at Closing;

(e) involve any agreement of surety, guarantee or indemnification by Seller or a Purchased Entity outside of the ordinary course of business;

(f) is a gas contract or agreement for the transportation for gas affecting a Purchased Entity or the Purchased Assets; and

(g) is an outstanding or pending well proposal and authorization of expenditure of funds (“Authorities for Expenditures”) with respect to a Purchased Entity or the Purchased Assets. All well proposals and Authorities for Expenditure received by Seller (with respect to a Purchased Asset or Purchased Entity) after the date of this Agreement, whether Seller or the Purchased Entity has approved, disapproved or not yet responded, will not be on Exhibit “C-1” and Exhibit “C-2”, but provided to Purchaser promptly after receipt by Seller or the applicable Purchased Entity of same.

5.10 Condition of Assets. To the Knowledge of Seller, there are no material defects in the Equipment, personal property and fixtures owned by the Purchased Entities or to be conveyed to Purchaser pursuant to the terms hereof which would prevent the continued operation of the Purchased Assets in accordance with prior practice.

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5.11 Payment of Royalties. To the Knowledge of Seller, (i) all material royalties (other than royalties held in suspense all of which are shown on Exhibit “F”), rentals and other payments due under the Leases have been properly and timely paid, and all conditions necessary to keep the Leases in force have been fully performed; and (ii) all of the Leases are in full force and effect and no notices have been received by any Seller Entity or a Purchased Entity of any claim to the contrary.

5.12 Delivery of Hydrocarbons. Except as set forth on Exhibit “C-1” and Exhibit “C-2” attached hereto and made a part hereof, neither Seller nor any Purchased Entity is obligated by virtue of any prepayment arrangement under any contract for the sale of Hydrocarbons and containing a “take or pay” or similar provision or a production payment or any other arrangement to deliver Hydrocarbons produced from the Purchased Assets at some future time without then or thereafter receiving full payment therefor.

5.13 Imbalances. To the Knowledge of Seller, except as set forth on Schedule 5.13 attached hereto and made a part hereof (the “Imbalances”), neither Seller nor any Purchased Entity has produced a share of gas greater than its ownership percentage, and neither Seller nor any Purchased Entity is under no obligation to reduce its share of production under any gas balancing agreement or similar contract to allow under-produced parties to come back into balance.

5.14 Taxes.

(a) All returns, declaration, report, claim for refund, or information return or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (“Tax Returns”) required to be filed by or with respect to a Purchased Entity have been timely filed. Each such Tax Return is true, correct and complete in all material respects. All Taxes owed by each Purchased Entity that are or have become due have been paid in full. All Tax withholding and deposit requirements imposed on or with respect to each Purchased Entity have been satisfied in full in all respects.

(b) There is no claim pending against any Purchased Entity for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or, to the Knowledge of Seller, threatened with respect to any Taxes or Tax Returns of or with respect to any Purchased Entity. No Tax audits or administrative or judicial proceedings are being conducted, pending or to the Knowledge of Seller, threatened with respect to a Purchased Entity. No written claim, and, to the Knowledge of Seller, no oral claim has ever been made by a Governmental Authority in a jurisdiction where a Purchased Entity does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(c) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to a Purchased Entity or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to a Purchased Entity.

(d) No Purchased Entity is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements for which the primary purpose is the allocation, sharing or indemnification of any Tax.

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(e) At all times since its formation, each of the Purchased Entities has been classified as an entity that has a single member and is disregarded as an entity separate from its single member for income Tax purposes.

(f) All Asset Taxes due and owing with respect to the Purchased Assets have been properly paid.

(g) The representations and warranties in this Section 5.14 and Section 5.27 shall be the sole representations and warranties of Seller related to Taxes.

5.15 Insurance. Schedule 5.15 sets forth each of the insurance policies or self-insurance programs maintained by Seller and the Purchased Entities relating to or providing coverage for the Purchased Assets. Such policies and programs are in full force and effect and shall remain in full force and effect through Closing. Each of the Seller and the Purchased Entities, as applicable, have paid all premiums due and payable under, and are otherwise in compliance with, the terms of all such insurance policies or self-insurance programs. There are no outstanding claims under any such policies; and no written notice of cancellation or non-renewal of any such policy or binder has been received or, to the Knowledge of Seller, is forthcoming.

5.16 Laws. To the Knowledge of Seller, and except as to environmental matters, which are solely and exclusively addressed in Section 5.25 of this Agreement, each Seller Entity and the Purchased Entities have complied in all material respects with, and through the Closing will comply with, all applicable Laws and orders of all Governmental Authorities having jurisdiction over the Purchased Entities and Purchased Assets.

5.17 Permits. To the Knowledge of Seller, all material necessary Permits in connection with the Purchased Assets have been obtained and have been timely, properly and accurately maintained and will continue to be timely, properly and accurately maintained through the Closing.

5.18 Plugging and Abandonment. To the Knowledge of Seller, during each Seller Entity’s ownership of the Purchased Assets (including, for the avoidance of doubt, indirectly through ownership of the Purchased Entities), all plugged wells located on the Purchased Assets have been properly plugged. Except for the wells provided on Schedule 5.18, which wells will be plugged and abandoned by Seller within one (1) year of the Closing Date, there are no wells on the Purchased Assets not producing oil or gas in paying quantities which (i) the Seller Entity or any Purchased Entity is obligated to plug by virtue of any contract or otherwise, or (ii) are required to be plugged by a Governmental Authority.

5.19 Bonds and Guarantees. Schedule 5.19 identifies the bonds and guarantees posted (or supported) by Seller, the Purchased Entities or their Affiliates or any third parties on behalf of the Purchased Entities or with respect to the Purchased Assets.

5.20 Liability for Broker Fees. Neither Seller nor any Purchased Entity has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction.

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5.21 Top Leases. Except as specifically disclosed in this Agreement, including the Exhibits hereto, to the Knowledge of Seller, none of the Purchased Assets is subject to any top leases or reversionary interests, and there exists no unrecorded document or agreement which may result in impairment or loss of Seller’s ability to convey the Purchased Assets.

5.22 Contracts and Easements. With respect to the Contracts and Easements, in all material respects and to the Knowledge of Seller, and during each Seller Entity’s or a Purchased Entity’s ownership of the Purchased Assets: (i) all of such Contracts and Easements are in full force and effect and are the valid and legally binding obligations of the parties thereto, (ii) the applicable Seller Entity or Purchased Entity is not in breach or default with respect to any material obligations pursuant to any such Contracts and Easements, or any regulations incorporated therein or governing same; and (iii) no Seller Entity, nor any Purchased Entity nor any other party to any Contract or Easement has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of same or any provision thereof.

5.23 Material Payments. All material payments, to the Knowledge of Seller (including, without limitation, royalties, delay rentals, shut-in royalties, overriding royalties, third-party invoices for services/supplies/materials/equipment furnished with respect to each Seller Entity’s, a Purchased Entity’s or Five-JAB, Inc.’s operations with respect to the Purchased Assets, and joint interest or other billings under unit or operating agreements) due with respect to the Purchased Assets have been made by such Seller Entity, such Purchased Entity or Five-JAB, Inc., or will be made by such Seller Entity or Five-JAB, Inc., prior to the Closing.

5.24 Gas Contracts. There are no Purchased Assets with respect to which (i) deliveries of natural gas dedicated to interstate commerce have been terminated or diverted therefrom without there having been obtained appropriate abandonment orders or other required regulatory approvals or (ii) the applicable Seller Entity or Purchased Entity is not receiving on a current basis the payments required under the terms of the gas contracts, or (iii) the applicable Seller Entity or Purchased Entity is not receiving now, or may not receive for the period of time from the effective date of the information contained in the data furnished by the applicable Seller Entity or Purchased Entity to Purchaser until Closing, the price (per MMBTU) for natural gas reflected in the data furnished by the applicable Seller Entity or Purchased Entity to Purchaser. During the time period from the effective date of the information contained in the data furnished by the applicable Seller Entity or Purchased Entity to Purchaser until the date of execution of this Agreement, no purchaser of natural gas under the gas contracts has (a) curtailed (other than seasonal curtailment) its takes of natural gas, or (b) given notice (either written or verbal) that it desires to amend any of the gas contracts with respect to price or quantity of deliveries under take-or-pay provisions, to such extent that any such action may materially affect the economic value of the reserves attributable to the Purchased Assets affected by such action.

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5.25 Environmental Matters. To the Knowledge of Seller, the Purchased Assets operated by each Seller Entity and the Purchased Entities have been operated in material compliance with applicable Environmental Laws during Seller’s or the applicable Purchased Entity’s ownership of the Purchased Assets, (ii) Seller, nor any Purchased Entity, have received written notice of any proceeding, claim or lawsuit relating to the noncompliance of any Purchased Asset with applicable Environmental Laws that remains unresolved and to the Knowledge of Seller, no such proceeding, claim, or lawsuit is threatened, (iii) neither Seller (with respect to the Purchased Assets), nor any Purchased Entity is subject to any written agreements, consents, orders, decrees or judgments of any Governmental Authority under Environmental Laws that cause any Purchased Asset to be subject to any material remediation obligation or restrictions on the ownership or operation of such Purchased Asset as currently owned and operated, (iv) to the Knowledge of Seller, Seller (with respect to the Purchased Assets), the Purchased Entities, and where applicable, the operator of the Purchased Assets have obtained and are in compliance with, and have made all appropriate filings for issuance or renewal of, all material Permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws for the ownership and operation of the Purchased Assets, (v) to the Knowledge of Seller, none of the Purchased Assets is contaminated with any Hazardous Materials in concentrations or at locations that require reporting which have not already been reported or material remediation under applicable Environmental Laws, and Seller, each Purchased Entity and the operator of the Purchased Assets has not disposed of (or arranged for the disposal of), discharged, treated, stored, transported, manufactured, handled, released, or exposed any Persons to, any Hazardous Materials at any location in a manner that has resulted in any unresolved material liability of Seller, any Purchased Entity or the operator of the Purchased Assets to any Person under any applicable Environmental Law, (vi) neither Seller, nor any Purchased Entity nor the operator of the Purchased Assets is currently operating under any order, agreement, or decree issued by a Governmental Authority that arose out of a violation of any Environmental Law, (vii) there are no environmental investigations, studies or audits with respect to any of the Purchased Assets commissioned by, or in the possession of, Seller, any Purchased Entity or the operator of the Purchased Assets that have not been made available to Purchaser, (viii) Seller and each Purchased Entity has made available to Purchaser all material reports, studies and written notices from Governmental Authorities, to the extent such documents specifically address environmental matters relating to the Purchased Assets, in each case in Seller’s or the Purchased Entity’s reasonable possession or control, and (ix) Seller and each Purchased Entity has made available to Purchaser all existing environmental and other reports relating to the environmental condition of the Purchased Assets, in each case, in the respective Party’s reasonable possession or control.

5.26 No Litigation. Except as may be set forth in Schedule 5.26 attached hereto and made a part hereof (the “Pending Litigation”), no suit, action or other proceeding is pending before any court or governmental agency to which Seller or a Purchased Entity is a party and that might result in impairment or loss of Seller’s or a Purchased Entity’s title to any part of the Purchased Assets or that might hinder or impede operation of the Purchased Assets, and to the Knowledge of Seller, no such suit, action or other proceeding is threatened.

5.27 Status. Seller is not a “foreign person” within the meaning of Section 1445 and 7701 of the Code (i.e. Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

5.28 Production Values. All of the production, revenue, and expense numbers stated on each Seller Entity’s and each Purchased Entity LOS Summary Sheets are true and correct in all material respects and can be supported by appropriate records contained in each Seller Entity’s or the applicable Purchased Entity’s files.

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5.29 Leases. To the Knowledge of Seller, no default exists in the performance of any obligation of any Seller Entity or a Purchased Entity under the Leases in which any such Seller Entity or a Purchased Entity owns an interest (i) that such Seller Entity or the Purchased Entity, as applicable, is in the process of curing or, in the case of a financial default, that such Seller Entity or the Purchased Entity, has paid or (ii) that would entitle the lessor thereunder to cancel or terminate any such Leases, and, no party to any Lease in which such Seller Entity or a Purchased Entity owns an interest or any successor to the interest of such party has filed or threatened in writing to file, or issued any notice that is a predicate to filing, any action to terminate, cancel, rescind or procure judicial reformation of any such Lease. No Seller Entity, nor any Purchased Entity, has received notice asserting that any of the Leases have terminated because of the failure to be held by production in paying quantities since the end of the applicable primary terms of the Leases. Except as set forth in Schedule 5.29, to the Knowledge of Seller, for each Lease in which any Seller Entity or a Purchased Entity owns an interest, there has been no lapse in production of Hydrocarbons that would give rise to a claim that such Lease has terminated.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser makes the following representations and warranties to Seller as of the date hereof and as of the Closing Date:

6.1 Existence and Qualification. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Purchaser is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which (a) the Purchased Assets are located and (b) it carries on business or owns assets and such qualification is required by Law except in the case of this clause (b) where the failure to be so qualified would not be material.

6.2 Power; Authorization; Execution and Delivery; Enforceability. Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement each other instrument or agreement contemplated hereby, to consummate the Transaction and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement and each other instrument or agreement contemplated hereby by Purchaser, the performance by Purchaser of all the terms and conditions hereof and thereof to be performed by it and the consummation of the Transaction have been duly authorized and approved by the Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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6.3 Conflicts; Consents. This Agreement, and each other instrument or agreement contemplated hereby, and the execution and delivery hereof and thereof, by Purchaser does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the Transaction will not: (i) conflict with, or require the consent of any Person under, any of the terms, conditions or provisions of its Organizational Documents; (ii) violate any provision of, or, except with respect to the filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) require any filing, consent, authorization or approval from any Person or under any Law applicable to or binding upon Purchaser, (iii) conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing Debt to which Purchaser is a party or by which Purchaser is bound or to which any of its properties is subject or (ii) any lease, license, contract or other agreement or instrument to which Purchaser is a party or by which it is bound or to which any of its properties is subject; or (iv) result in the creation or imposition of any Encumbrance upon the assets of Purchaser.

6.4 No Litigation. There is no action, suit, proceeding or governmental investigation or inquiry pending, or to the Knowledge of Purchaser, threatened against Purchaser or its subsidiaries or any of its properties that might delay, prevent or hinder the consummation of the Transactions.

6.5 No Bankruptcy. There are no bankruptcy, reorganization or liquidation proceedings pending, being contemplated by or, to the Knowledge of Purchaser, threatened against Purchaser.

6.6 Knowledgeable Buyer. Purchaser is a knowledgeable buyer, owner and operator of oil and gas properties, and has the ability to evaluate (and will evaluate before Closing) the Purchased Assets. In making the decision to enter into this Agreement and to consummate the Transactions, Purchaser (i) except for the representations and warranties of Seller expressly set forth in ARTICLE IV and ARTICLE V, and the covenants of Seller otherwise set forth in, this Agreement, has relied on its own independent due diligence investigation of the Purchased Assets and has been advised by and has relied on its own expertise and legal, land, tax, environmental, reservoir engineering, and other professional counsel and consultants concerning the Transaction, the Purchased Assets and the value thereof, and (ii) shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Purchased Assets.

6.7 Bonding. At Closing, Purchaser will be in compliance with the bonding requirements of the State of Texas and the State of Louisiana and other Governmental Authorities. To the Knowledge of Purchaser, there are no matters or circumstances applicable to Purchaser that would preclude or inhibit unconditional approval by Governmental Authorities of the assignment of the Assets from Seller to Purchaser, and the assumption by Purchaser to assume operatorship of the Assets.

6.8 Liability for Broker Fees. Purchaser has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Seller shall have any responsibility whatsoever.

6.9 Financing. As of the Closing, Purchaser will have available to it, sufficient cash in immediately available funds with which to pay the Purchase Price (as adjusted herein), consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement.

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ARTICLE VII

 INTERIM OPERATIONS

7.1 Operations Prior to Closing. Except as provided in this Agreement, during the period from and including the date hereof until Closing, Seller will (with respect to the Purchased Assets), and will cause the Purchased Entities to:

(a) comply in all material respects with the requirements of applicable Laws and Governmental Authorities having jurisdiction over the Purchased Assets, Seller (with respect to the Assets), and the Purchased Entities;

(b) continue to cause the Purchased Assets to be produced, operated and maintained in a good and workmanlike manner consistent with prior practices;

(c) maintain the books and accounts and Records relating to the Purchased Assets in the usual, regular and ordinary manner consistent with prior practices;

(d) maintain insurance now in force with respect to the Purchased Assets or as otherwise held by the Purchased Entities;

(e) pay or cause to be paid all costs and expenses in connection with the Purchased Assets and collect the accounts receivable attributable to the Purchased Assets, consistent with prior practices;

(f) not voluntarily abandon any of the Leases and Contracts;

(g) maintain in effect all bonds, letters of credit, and guarantees posted with Governmental Authorities and relating to the Purchased Assets; and

(h) provide prompt notice to Purchaser of any discovery of, or receipt of third party or Governmental Authority notices related to, any spills of Hazardous Materials, other environmental contamination or remediation obligations that in each case would reasonably be expected to give rise to material liability; the filing or threatened filing of any suits, actions or litigation that in each case would reasonably be expected to give rise to material liability; material damage or destruction to the Purchased Assets; or any material claim relating to a breach of the Leases or Contracts; and

(i) perform and comply in all material respects with all the covenants and conditions in the Leases, Contracts and all other agreements relating to the Purchased Assets.

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7.2 Restricted Activities. Without the prior written consent of Purchaser, which consent will not be unreasonably withheld, conditioned, or delayed, Seller shall not (with respect to the Purchased Assets), and shall not permit any Purchased Entity to:

(a) amend its Organizational Documents;

(b) incur any Debt that will not be paid off on or before Closing;

(c) encumber, issue, sell, transfer, assign or convey any Membership Interest, note, bond, or other security of a Purchased Entity, including the Purchased Interests;

(d) enter into or adopt a plan of liquidation, dissolution, restructuring, recapitalization, or other reorganization, or a plan of merger or consolidation;

(e) change its accounting methods, policies or practices;

(f) hire any person, or establish, enter into or adopt any employee benefit plan, policy, agreement, arrangement, program or practice (other than the adoption of employee or operational programs or practices implemented to protect the environment or health or safety, which does not require consent of Purchaser);

(g) abandon any of the Purchased Assets;

(h) terminate or materially amend the terms of any Lease or Contract;

(i) enter into any new agreement or commitment;

(j) modify, terminate or settle any dispute that involves or would reasonably be expected to give rise to material liability; or

(k) encumber, sell, transfer, assign, convey, farmout or otherwise dispose of any of the Purchased Assets other than personal property which is replaced by equivalent property or consumed in the operation of the Purchased Assets.

ARTICLE VIII

COVENANTS

8.1 Access to Records. Seller agrees with Purchaser that immediately upon execution of this Agreement and through Closing, Seller and the Purchased Entities shall, during normal business hours, make available to Purchaser for examination and/or copying at Seller’s offices in Tomball, Texas, or wherever the records are located, the Records, and all other records including but not limited to reserve studies, environmental records, production volumes and other information, and title and other information relating to the Purchased Entities and Purchased Assets, insofar as the same are in Seller’s or a Purchased Entity’s possession, and will cooperate with Purchaser in Purchaser’s efforts to obtain, at Purchaser’s expense, such additional information relating to the Purchased Assets as Purchaser may reasonably desire. Such information shall include:

(a) Title opinions and title status reports pertaining to the Purchased Assets;

(b) Copies of the Leases, prior conveyances of the Purchased Assets, unitization, pooling and operating agreements, division and transfer orders, mortgages, deeds of trust, security agreements, chattel mortgages, financing statements and other Encumbrances not discharged and affecting the title to or the value of the Purchased Assets and all other information contained in the land files of Seller and the Purchased Entities and relating to the Purchased Assets;

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(c) Records relating to the payment of rentals, royalties and other payments due under the Leases;

(d) Records relating to the payment of ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Purchased Assets;

(e) Ownership maps, surveys, logs and seismic information relating to the Purchased Assets;

(f) Copies of all purchase, sale, processing and transportation agreements relating to the Purchased Assets;

(g) Copies of all agreements including the Leases, Permits, Easements, licenses and orders relating to the Purchased Assets;

(h) Production and operational records relating to the Purchased Assets, including filings made with regulatory agencies;

(i) Inventories of Equipment, personal property and fixtures included in the Purchased Assets;

(j) Accounting records, and engineering and technical data, and geological and geophysical data, relating to the Purchased Assets;

(k) Reserve studies; and

(l) Those records that are necessary and sufficient for Purchaser to verify that the production, revenue, and expense numbers stated on the LOS Summary Sheets provided by Seller and the Purchased Entities and related to the Purchased Assets are true and correct in all material respects.

Seller shall permit Purchaser, at Purchaser’s expense, to inspect and photocopy such information and records at any reasonable time but only to the extent, in each case, that Seller may do so without violating any obligation of confidence or contractual commitment to a third party. Seller shall not be obligated to furnish any updating abstracts, updating title opinions or additional updating title information, but shall cooperate with Purchaser in Purchaser’s efforts to obtain, at Purchaser’s expense, such additional title information as Purchaser may reasonably deem prudent.

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8.2 Access to Properties. Upon reasonable prior notice to Seller, Seller and the Purchased Entities shall permit Purchaser’s authorized representatives to consult with Seller, the Purchased Entities and their agents and employees during reasonable business hours or such other times as the Parties may agree, and to conduct, at Purchaser’s sole risk and expense, on-site inspections, tests and inventories of the Purchased Assets and inspect and examine all Well logs and geological and geophysical data relating to such Purchased Assets, subject to Section 9.4(f) of this Agreement (relating to Purchaser’s Access). As soon as reasonably practicable, but in any event promptly upon completion of Purchaser’s due diligence, Purchaser shall at its sole cost and expense and without any cost or expense to Seller or the Purchased Entities (i) repair all damage done to the Assets in connection with Purchaser’s due diligence, (ii) restore the Assets as close as practicable to the same condition as, or better condition than, they were prior to commencement of Purchaser’s due diligence, and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Purchaser’s due diligence. Any disturbance to the Assets (including, the leasehold associated therewith) resulting from Purchaser’s due diligence will be promptly corrected by Purchaser at Purchaser’s sole cost and expense. PURCHASER HEREBY AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE PARTNERS, SHAREHOLDERS, OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES, FROM AND AGAINST ALL CLAIMS, LOSSES, DAMAGES, COSTS, EXPENSES, CAUSES OF ACTION AND JUDGMENTS OF ANY KIND OR CHARACTER, INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY, ARISING OUT OF, OR RELATING TO, PURCHASER’S OR PURCHASER’S REPRESENTATIVES’ ACCESS TO THE RECORDS, ANY OFFICES OF SELLER, OR THE PURCHASED ASSETS PRIOR TO CLOSING BY PURCHASER OR ANY OF PURCHASER’S REPRESENTATIVES, BUT EXPRESSLY NOT INCLUDING THOSE RESULTING FROM (i) SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR (ii) THE MERE DISCOVERY OF A NEW ENVIRONMENTAL CONDITION, OR ADDITIONAL FACTS RELATED TO A PRE-EXISTING ENVIRONMENTAL CONDITION BY PURCHASER OR PURCHASER’S REPRESENTATIVE, EXCEPT TO THE extent that purchaser’s environmental diligence PHYSICALLY exacerbates such condition.

8.3 Approvals and Consents. Seller and the Purchased Entities shall each use reasonable efforts to obtain all material consents and approvals (including waivers of preferential rights) of all Persons required in connection with the Transaction; provided, however, nothing contained in this Section 8.3 shall require Seller or a Purchased Entity to pay money or undertake any additional legal obligation in order to obtain any such consent or waiver.

8.4 Satisfaction of Closing Conditions. Seller and Purchaser will use their reasonable best efforts to obtain the satisfaction of the conditions to Closing set forth in Section 10.2 and Section 10.1 hereof, respectively.

8.5 Non-Solicitation. Seller and the Purchased Entities shall not solicit from any third party any proposals or offers, or enter into any negotiations relating to the disposition of any of the Purchased Assets, the acquisition of their Membership Interests or other equity securities, or their merger or consolidation.

8.6 Change in Operator. If requested by Purchaser, Seller shall use its best efforts to assist Purchaser in the election of Purchaser as operator of any of the Purchased Assets formerly operated by Seller or any of Seller’s Affiliates.

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8.7 Confidentiality. In the event that this Agreement is terminated or, if not terminated, until the Closing, the confidentiality of any data or information received by Purchaser regarding the business and assets of Seller and the Purchased Entities shall be maintained by Purchaser and its representatives in strict confidence in accordance with Section 2.2 of the Letter of Intent, by and among Viking Energy Group, Inc. and the Seller, dated August 15, 2019.

8.8 Payment of Debt; Release of Encumbrances. At or prior to the Closing, Seller shall pay, or cause to be paid, all Debt, and release all Encumbrances related to Debt, so that no Purchased Entities has any Debt as of the Closing and in order that each Purchased Entity be free and clear of Encumbrances (other than Permitted Encumbrances). At or prior to Closing, Seller shall provide to Purchaser payoff letters evidencing payment of Debt and releases evidencing the discharge and removal of all Encumbrances (including UCC termination statements, as applicable).

8.9 Financing Cooperation. Until the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE XIV, Seller shall use commercially reasonable efforts to cooperate (and shall use commercially reasonable efforts to cause the Purchased Entities and their respective representatives to cooperate) as reasonably requested by Purchaser in connection with Purchaser’s efforts to consummate its third-party debt and/or equity financing, including using commercially reasonable efforts to: (a) furnish Purchaser with financial and operational information regarding the Purchased Assets and Purchased Entities; and (b) furnish to Purchaser and its financing sources such additional financial and other information as Purchaser shall reasonably request in order to consummate its third-party financing. Purchaser shall reimburse Seller for all reasonable and documented out-of-pocket costs and expenses incurred by Seller in complying with this Section 8.9. The Seller and Purchased Entities hereby consent to the use of their respective names used in third-party debt and/or equity financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Seller or Purchased Entities.

8.10 Notifications. Until the Closing, each Seller Entity shall notify Purchaser promptly after such Seller Entity obtains actual knowledge that any representation or warranty of it contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by such Seller Entity prior to or on the Closing Date has not been so performed or observed in a material respect.

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ARTICLE IX

TITLE MATTERS,

ENVIRONMENTAL MATTERS

AND DEFECTIVE INTERESTS

9.1 Defensible Title.

(a) As used herein, the term “Defensible Title” shall mean, as to the Purchased Assets and each of them, such title which (i) is free and clear (except for Permitted Encumbrances) of Encumbrances, and (A) is otherwise only subject to contractually binding arrangements which are conventional and which are customarily experienced in the oil and gas industry and (B) is not subject to any matters which will result in a breach of any warranty or representation made by Seller or a Purchased Entity hereunder; (ii) entitles Seller or the applicable Purchased Entity to receive not less than the “Net Revenue Interests” or portion thereof set forth in Exhibit “B-1” and Exhibit “B-2” hereto of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from the Purchased Assets, after deducting all royalty, overriding royalty and other leasehold burdens (and such interest will not change in the future except as disclosed on Exhibit “A-1” and Exhibit “A-2” and Exhibit “B-1” and Exhibit B-2, and where such a change is disclosed, the same will occur upon payout from and after the Effective Time of the amounts shown in connection therewith); and (iii) obligates Seller or the applicable Purchased Entity to bear costs and expenses relating to the maintenance, development and operation of the Purchased Assets in an amount not greater than the “Working Interests” set forth in Exhibit “B-1” and Exhibit “B-2” hereto (and such interest will not change in the future except as disclosed on Exhibits “A-1”, “A-2,” “B-1”, “B-2,” “C-1” or “C-2”, and where such a change is disclosed, the same will occur upon payout from and after the Effective Time of the amounts shown in connection therewith), unless there is a corresponding and proportionately equal increase in the Net Revenue Interest.

(b) The term “Permitted Encumbrances” as used herein shall mean:

(i) Lessors’ royalties, overriding royalties and other burdens, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interests, or portion thereof of any of the Purchased Assets to less than the Net Revenue Interests, or portion thereof set forth in Exhibit “B-1” and Exhibit “B-2”;

(ii) Preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which prior to Closing (1) waivers or consent are obtained from the appropriate parties, (2) the appropriate time period for asserting such rights has expired without an exercise of such rights, and (3) with respect to consent, such consent is not necessary to the validity of an assignment to Purchaser and need not be obtained prior to an assignment;

(iii) Encumbrances for Taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(iv) any vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, employee’s, contractor’s, operator’s, construction, or other similar liens or charges for liquidated amounts arising in the ordinary course of business where payment of such amounts is not delinquent, and (A) that Seller has agreed to retain or pay pursuant to the terms hereof, or (B) for which Seller is responsible for paying or releasing at the Closing;

(v) any Encumbrances created under the Purchased Assets or operating agreements or by operation of Law in respect of obligations that are not yet due;

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(vi) deeds of trust, mortgages and similar instruments burdening a lessor’s interest in the Assets unless foreclosure proceedings have been threatened in writing or initiated or are ongoing with respect thereto;

(vii) All rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained subsequent to such sale or conveyance, to the extent that such terms and conditions do not interfere with or materially alter the ownership, operation or use of the Leases;

(viii) The terms and conditions of the Leases;

(ix) Rights of reassignment in the event of intended release or surrender of any of the Purchased Assets;

(x) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Purchased Assets, to the extent that such rights do not materially impair the ownership, operation or use of the Purchased Assets;

(xi) Rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Purchased Assets in any manner, and all applicable laws, rules and orders of any Governmental Authority;

(xii) Such Title Defects (defined below) or other defects as Purchaser has waived;

(xiii) Encumbrances released at Closing;

(xiv) (A) defects arising out of lack of corporate or other entity authorization unless Purchaser provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Asset; (B) defects based on a gap in Purchaser’s chain of title in the applicable federal, state, county or parish records, unless such gap is shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Defective Interest Notice; (C) defects based upon the failure to record any Leases (or assignments thereof) issued by a Texas Governmental Authority in any applicable county within the State of Texas, provided that the instruments evidencing the conveyance of such title to Seller or a Purchased Entity from its immediate predecessor in title are recorded with the Governmental Authority and there is no assignment on file in the records of the county in which such Leases are located that contradicts or diminishes the title of Seller or the Purchased Entity; (D) defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings, so long as a customary affidavit of death and heirship has been filed of record in the applicable county/parish for ten (10) years or more and during the ten year period following the recording of the affidavit, no instrument inconsistent with the heirship alleged in the affidavit was filed with any Governmental Authority; (E) defects that affect only which Person has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment); (F) defects based solely on: (i) lack of information in Seller’s files or similar records (or the absence of such files or records); or (ii) references to an unrecorded document(s) to which neither Seller nor any Affiliate of Seller is a party, if such document is dated earlier than January 1, 2009 and is not in Seller’s files; (G) the expiration of a Lease by its terms after the Closing; (H) defects arising out of lack of survey, unless a survey is expressly required by Law; (I) defects that have been cured by Laws of prescription, adverse possession or statute of limitations; (J) defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record, unless Purchaser provides affirmative evidence that such prior oil and gas lease is still in effect and results in a Third Party’s actual and superior claim of title to the relevant Lease or Well; (K) defects arising from any change in Laws after the Execution Date; (L) defects relating to lack of pooling or unitization clauses in any Lease or instrument; and (M) defects or irregularities resulting from or related to probate proceedings, which defects or irregularities have been outstanding for ten (10) years or more; and

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(xv) Certain Working Interests and Net Revenue Interests that are owned beneficially (unrecorded) or legally (recorded) by third parties who are not a Seller or a Purchased Entity in this Agreement (the “Third Party Interests”), but only to the extent (a) said interests were in existence before October 9, 2019, (b) the Working Interest and Net Revenue Interest of such third parties is set forth on the Seller’s or applicable Purchased Entity’s pay-decks, which are called “DOIs” (division of interest), and (c) if the ownership interest of any such third party is not included in the assignment at Closing, the Purchase Price is adjusted downward to account for the Net Revenue Interest excluded from the sale.

(c) The term “Title Defect” as used herein shall mean any Encumbrances to Seller’s or a Purchased Entity’s title to the Purchased Assets (expressly excluding Permitted Encumbrances), that alone or in combination with other defects renders Seller’s or a Purchased Entity’s title to the Purchased Assets less than Defensible Title.

9.2 Defective Interests.

(a) “Defective Interest” shall mean

(A) That portion of the Purchased Assets affected by a Title Defect.

(B) That portion of the Purchased Assets materially and adversely affected by Seller’s or a Purchased Entity’s noncompliance with the Laws or orders of any Governmental Authorities having jurisdiction over any portion of the Purchased Assets.

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(C) That portion of the Purchased Assets with respect to which any preferential right to purchase is exercised unless Purchaser elects to receive the consideration received from the exercise of such preferential right to purchase.

(D) That portion of the Purchased Assets affected by any suit, action or other proceeding before any court or Governmental Authority (other than the Pending Litigation) that would result in substantial loss or impairment of Seller’s or a Purchased Entity’s title to any material portion of the Purchased Assets, or a material portion of the value thereof.

(E) That portion of the Purchased Assets with respect to which Seller or a Purchased Entity has the obligation under a take-or-pay contract to deliver gas without receiving full payment at the time of delivery, or with respect to which Seller or a Purchased Entity has produced more than its share of gas thereby creating an imbalance unless Purchaser and Seller, or Purchase and the Purchased Entity, can agree to an appropriate adjustment to the Purchase Price.

(F) That portion of the Purchased Assets destroyed by fire or other casualty, or with respect to which there is a taking or threatened taking in condemnation or under the right of eminent domain.

provided, however, that “Defective Interest” shall not mean any of the foregoing that may constitute Environmental Conditions or Environmental Defects or otherwise relate to environmental matters, all of which are solely and exclusively addressed in Section 9.4 of this Agreement.

(b) Notice. Purchaser shall give Seller notice of Defective Interests (“Defective Interest Notice”) not later than seven (7) days prior to the Closing Date as set forth in Section 7.1 below, or such other date for Closing as may be established by mutual agreement of the Parties. A Defective Interest Notice shall be in writing and shall include (i) a description of the Defective Interest, (ii) the reason Purchaser believes such Purchased Assets to be a Defective Interest, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Defective Interest, and (iv) the amount by which Purchaser reasonably believes the Allocated Value of the Defective Interest is reduced by such alleged Title Defect and the computations upon which Purchaser’s belief is based. Purchaser shall be deemed to have waived all Defective Interests of which Purchaser does not give such notice.

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(c) Seller Response. Upon receipt of a Defective Interest Notice, the Seller shall give written counter-notice (“Defect Counter-Notice”) to Purchaser within three (3) days that it (i) intends to correct the asserted Defective Interest, or (ii) does not intend to correct the Defective Interest, or (iii) disagrees that the asserted Defective Interest exists. If Seller gives a Defect Counter-Notice of intent to correct such asserted Defective Interest, it shall have a period of seven (7) days from delivery of the Defect Counter-Notice (the “Cure Period”) to correct such asserted Defective Interest at its own expense, and the Closing Date shall be extended until the third (3rd) day after the earliest to occur of the following: (A) Seller notifies Purchaser that the Defective Interest is corrected (and it in fact has been corrected) (B) the Seller notifies Purchaser it cannot correct the Defective Interest, or (C) the expiration of the Cure Period. If Seller gives a Defect Counter-Notice that it disagrees there is a Defective Interest, then the existence or non-existence of a Defective Interest (and if it exists, the amount by which the Purchase Price will be reduced because of the Defective Interest), will be determined by arbitration pursuant to ARTICLE XVI herein. The failure of Seller to deliver a Defect Counter-Notice shall be deemed to be an admission of the existence of such Defective Interest and a waiver of its right to correct such Defective Interest (and an agreement that the amount by which the Allocated Value of the Defective Interest to which the Defective Interest relates is the amount stated in Purchaser’s Defect Interest Notice pursuant to clause (iii) of Section 9.2(b)).

(d) Defective Interests Remedies. Defective Interests shall be excluded from the Purchased Assets to be purchased by Purchaser hereunder, and the Purchase Price shall be reduced in accordance with Section 3.2 hereof by an amount equal to the Allocated Value thereof unless (i) prior to expiration of the Cure Period, the basis for treating such Purchased Assets as Defective Interests has been removed, (ii) Purchaser agrees to waive the relevant Defective Interest and purchase the Defective Interest notwithstanding the defect, (iii) Purchaser and Seller agree (or have been deemed to have agreed) to an amount by which the Allocated Value of the Defective Interests has been reduced and the Purchase Price is reduced by such amount in accordance with Section 3.2 hereof, or (iv) the existence, and if it exists, the amount by which the Purchase Price will be reduced because of the Defective Interest is being determined by arbitration pursuant to ARTICLE XVI hereof, in which case the Defective Interest will be conveyed, but the Purchase Price shall be reduced initially by the Allocated Value for the Property (or such other amount as the Parties agree to) and shall be placed in escrow pursuant to Section 11.2, with such initial reduction to be adjusted at conclusion of the arbitration to the reduction determined thereby (or if such arbitration determines no Defective Interest exists, the initial reduction shall be restored). If the Parties disagree as to whether the basis of an asserted Defective Interest has been eliminated, the matter shall be submitted to the arbitrator pursuant to ARTICLE XVI hereof.

(e) Defective Interests Allocated Values. In determining which portions of the Purchased Assets are Defective Interests, it is the intent of the Parties to include, when possible, only that portion of the Purchased Assets affected by the defect. If the Allocated Value of Defective Interests cannot be determined directly from Exhibit “G” because the Defective Interests constitute a property included within, but not totally comprising, the Purchased Assets to which the Allocated Value relates, Purchaser and Seller shall attempt, where feasible, to proportionately reduce the Allocated Value, but failing such agreement, that part of the Purchased Assets to which an Allocated Value has been assigned on Exhibit “G” of which such Defective Interest forms a part shall be excluded from the Purchased Assets to be purchased by Purchaser hereunder and the Purchase Price shall be reduced in accordance with Section 3.2 hereof by an amount equal to the Allocated Value thereof.

9.3 Identification of Upward Adjustment. If prior to Closing, Seller notifies Purchaser that there is any inaccuracy in Exhibit “B-1 or Exhibit “B-2” whereby Seller owns more than represented thereon, Purchaser and Seller shall endeavor to agree upon an amount by which the Purchase Price shall be increased to reflect such increased value in accordance with Section 3.2 (the “Upward Adjustment”). If Purchaser and Seller fail to agree to the Upward Adjustment, Seller may elect to have that portion of the Purchased Assets subject to such increase in value excluded from the Purchased Assets to be purchased by Purchaser.

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9.4 Environmental Matters.

(a) Definitions. As used herein the following terms shall have the meanings indicated:

(i) “Environmental Condition” shall mean (a) a condition existing as of the Environmental Claim Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes any Purchased Asset to not be in compliance with applicable Environmental Laws or (b) the extent to which the operation of any Purchased Asset has resulted in environmental pollution, contamination, degradation, or damage to property such that remedial or corrective action is presently required under Environmental Laws.

(ii) “Environmental Defect” means an Environmental Condition with respect to a Purchased Asset.

(iii) “Environmental Laws” means any and all laws, rules, regulations and orders of any kind relating to the prevention of pollution, the preservation and restoration of environmental quality, the protection of human health, wildlife or environmentally sensitive areas, the remediation of contamination, the generation, handling, treatment, storage, transportation, disposal or release into the environment of Hazardous Materials, or the regulation of or exposure to Hazardous Materials. Environmental Laws include all applicable judicial and administrative orders, consent decrees or directives issued by a Governmental Authority pursuant to the foregoing.

(iv) “Environmental Liabilities” means any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses), damages, natural resource damages, settlements, consulting fees, expenses, assessments, liens, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, and attorney fees incurred or imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar ruling or act (including settlements) by any Governmental Authority to the extent arising out of any violation of, or remedial obligation under, any Environmental Law that is attributable to (or for which any liability or responsibility is incurred or imposed as a result of) the ownership or operation of the Purchased Assets prior to, at or after the Effective Time, or (b) pursuant to any claim or cause of action by a Governmental Authority or other person or entity for personal injury, death, property damage, damage to natural resources, remediation or response costs, or similar costs or expenses to the extent arising out of a release of Hazardous Materials or any violation of, or any remediation obligation under, any Environmental Laws that is attributable to (or for which any liability or responsibility is incurred or imposed as a result of) the ownership or operation of the Purchased Assets prior to, at or after the Effective Time, or (c) as a result of Environmental Conditions.

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(v) “Hazardous Materials” shall mean any substance or material that is designated, classified, characterized or regulated as a “hazardous substance”, “hazardous waste”, “hazardous material”, “toxic substance”, “pollutant” or “contaminant” under Environmental Laws, including but not limited to oil and gas production wastes and naturally occurring radioactive material (“NORM”), asbestos and asbestos-containing material, lead-based paint, polychlorinated biphenyls, or radon and petroleum or petroleum products.

(vi) “Individual Environmental Defect Threshold” means $300,000 (x) per Well, well site, and dedicated tank battery, (y) per Centralized Tank Battery, and site relating to same, where “Centralized Tank Battery” means a tank battery that stores produced fluids from more than one Well, or (z) per salt water disposal or injection facility and site relating to same.

(vii) “Remediation” or “Remediate” means, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required or allowed under Environmental Laws to correct or remove such Environmental Condition.

(viii) “Remediation Amount” means, with respect to an Environmental Defect, the lowest cost (net to the Purchased Asset) of the Remediation of such Environmental Defect required or allowed under Environmental Laws that resolves such Environmental Defect and allows for continued ownership and operation of the Purchased Asset as owned and operated as of the Effective Time at the lowest cost as compared to any other response that is required or allowed under Environmental Laws. The Remediation Amount may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of Remediation, if such responses are allowed under Environmental Laws. The Remediation Amount shall not include remedial or corrective action that (i) would not have been required under Environmental Laws as they exist on the Closing Date or (ii) is designed to achieve standards that are more stringent than those required for similar facilities or that fails to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Laws. Further, for purposes of any downward adjustment to the Purchase Price pursuant to Section 9.4(c) of this Agreement, in no event shall the Remediation Amount exceed the Allocated Value of the Environmental Defect Property or portion thereof alleged to be affected by the Environmental Defect.

(b) Environmental Defects Notice. Purchaser shall make reasonable efforts to notify Seller in writing of any alleged Environmental Defects identified during Purchaser’s review and due diligence of the Purchased Assets that Purchaser may be unwilling to waive as soon as such Environmental Defects are identified. Not later than seven (7) days prior to the Closing Date as set forth in Section 11.1 below, or such other date for Closing as may be established by mutual agreement of the Parties (the “Environmental Claim Date”), Purchaser has the right, but not the obligation, to deliver notices to Seller pursuant to this Section 9.4(b) setting forth any matters that Purchaser asserts as Environmental Defects (each, an “Environmental Defect Notice”). Each Environmental Defect Notice shall be in writing and shall include: (i) a description of the Environmental Condition constituting the alleged Environmental Defect, including the applicable Environmental Law(s) believed to be violated or otherwise at issue, (ii) each Purchased Asset (or portion thereof) affected by the alleged Environmental Defect (the “Environmental Defect Property”), (iii) the Allocated Value of each Environmental Defect Property, (iv) supporting documents or information reasonably necessary for Seller to verify the existence of the alleged Environmental Defect, including a copy of any Phase I Environmental Site Assessment Report or other environmental report discussing the alleged Environmental Defect prepared or commissioned by Purchaser, (v) a reasonable estimate of the Remediation Amount that Purchaser asserts is attributable to such alleged Environmental Defect, and (vi) a description of the procedures recommended to correct or Remediate the Environmental Defect. Seller shall have the right, but not the obligation, to Remediate any claimed Environmental Defect on or before Closing.

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(c) Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and the Remediation Amount asserted with respect thereto, in the event that any alleged Environmental Defect timely and properly asserted by Purchaser in accordance with Section 9.4(b) has an associated Remediation Amount that exceeds the Individual Environmental Defect Threshold, and such Environmental Defect is not waived in writing by Purchaser or Remediated on or before Closing, Seller shall, at its sole option, elect to: (i) reduce the Purchase Price by the Remediation Amount for such alleged Environmental Defect; (ii) if the Parties agree that the Remediation Amount exceeds seventy-five percent (75%) of the Allocated Value of the Purchased Asset(s) affected by the Environmental Defect, exclude said Purchased Asset from this Agreement in which case the Purchased Asset(s) affected by the Environmental Defect, including the associated Leases and Equipment, shall be Excluded Assets and the Purchase Price shall be reduced by an amount equal to the Allocated Value of the Purchased Asset(s) affected by the Environmental Defect; (iii) proceed to Closing without any adjustment of the Purchase Price for the Environmental Defect and resolve any remaining Environmental Disputed Matter post-Closing in accordance with Section 9.4(d) of this Agreement; or (iv) prior to the Closing resolve the alleged Environmental Defect by other agreement of the Parties. Seller shall advise Purchaser in writing of its election above no later than twenty-four (24) hours before the Closing. If Seller fails to timely notify Purchaser of its election above, then Seller shall be deemed to have accepted the Remediation Amount proposed by Purchaser and Seller shall be deemed to have elected the option set forth in clause (i) above. If Seller elects the option set forth in clause (i) above, Purchaser shall be deemed to have assumed responsibility for all costs and expenses attributable to the Remediation of the applicable Environmental Defect (net to the Purchased Assets) and all Liabilities (net to the Purchased Assets), including Environmental Liabilities, with respect thereto, and Purchaser’s obligations with respect to the foregoing shall be deemed to constitute part of the Assumed Obligations.

(d) Environmental Dispute Resolution. The Parties agree to resolve disputes concerning the existence and scope of an Environmental Defect and/or Remediation Amount (the “Environmental Disputed Matters”) pursuant to this Section 9.4(d). The Parties agree to attempt to initially resolve all disputes through good faith negotiations. If the Parties cannot resolve disputes regarding Environmental Disputed Matters on or before Closing and Seller elects the remedy in Section 9.4(c)(iii), the Closing shall proceed and the Allocated Value of all or that portion of the Purchased Asset alleged to be affected by the Environmental Defect (“Environmental Disputed Amount”) shall be placed in escrow pursuant to Section 11.2. If arbitration to resolve Environmental Disputed Matters pursuant to ARTICLE XVI is not initiated by Purchaser within fifteen (15) Business Days after Closing, no downward adjustment shall be made for the Environmental Disputed Amounts in the Final Settlement Statement and Purchaser shall be deemed to have assumed responsibility for all costs and expenses attributable to the Remediation of the applicable Environmental Defect (net to the Purchased Assets) and all Liabilities (net to the Purchased Assets), including Environmental Liabilities, with respect thereto, and Purchaser’s obligations with respect to the foregoing shall be deemed to constitute part of the Assumed Obligations. Within five (5) Business Days after the Arbitrator’s decision as to the existence and scope of an Environmental Defect and/or Remediation Amount, Seller shall elect, at its sole option, the remedy in either subparagraph (i) or (ii) of Section 9.4(c) of this Agreement and notify Purchaser in writing of such election. Any post-Closing resolution of the Environmental Disputed Matters shall be reflected in the Final Settlement Statement.

(e) NORM, Wastes and Other Substances. Purchaser acknowledges that the Purchased Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under or associated with the Purchased Assets. Equipment and sites included in the Purchased Assets may contain asbestos, NORM or other Hazardous Materials. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Purchased Assets or included in the Purchased Assets may contain NORM and other wastes or Hazardous Materials. NORM-containing material or other wastes or Hazardous Materials may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Materials from the Purchased Assets.

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(f) Access. From and after the date of this Agreement and up to and including the Closing, but subject to obtaining any required consents of third parties (with respect to which consents Seller and the Purchased Entities shall use its commercially reasonable efforts to obtain), Purchaser shall have the right to conduct a Phase I Environmental Site Assessment of the Purchased Assets. Seller and the Purchased Entities shall afford to Purchaser reasonable access, during normal business hours, to the Purchased Assets and all Records in Seller’s and the Purchased Entities’ possession. Seller shall also make available to Purchaser, upon reasonable notice during normal business hours, Seller’s and the Purchased Entities’ personnel knowledgeable with respect to the Purchased Assets in order that Purchaser may make such diligence investigation as Purchaser considers necessary or appropriate, including providing a “key site manager” to be interviewed pursuant to Section 10 of ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-13). However, Purchaser shall not conduct any invasive sampling or testing activities (“Phase II Activities”) without the prior written consent of Seller as to the date and time, location, and scope of the Phase II Activities. If Purchaser has obtained a Phase I Environmental Site Assessment that identifies a “recognized environmental condition,” “activity and use limitation,” “business environmental risk,” or “controlled recognized environmental condition” that in the sole discretion of the Purchaser calls for further environmental due diligence in order to determine the magnitude of and/or the cost necessary to cure an Environmental Defect with respect thereto, then Purchaser may request to conduct (i) Phase II Activities, or (ii) such further environmental due diligence that exceeds the review contemplated by a Phase I Environmental Site Assessment based on a commercially reasonable proposal, including a reasonable description of such activity and a description of the approximate locations of any sampling or testing to be conducted (an “Expanded Environmental Review”). If Seller requests, Purchaser shall provide Seller with the Phase I Environmental Site Assessment. Upon such a request, Seller may elect, in its sole discretion, to permit or refuse to permit any Phase II Activities or Expanded Environmental Review by Purchaser or Purchaser’s Representatives. All investigations and due diligence conducted by Purchaser shall be conducted at Purchaser’s sole cost, risk and expense; and any conclusions made from any examination done by Purchaser shall result from Purchaser’s own independent review and judgment. Purchaser shall coordinate its access rights and physical inspections of the Purchased Assets with Seller, the Purchased Entities and any third party that serves as an operator to reasonably minimize any inconvenience to or interruption of the conduct of business by Seller, the Purchased Entities or any third party operator. Purchaser shall give Seller and the Purchased Entities reasonable prior written notice before entering onto any of the Purchased Assets and Seller and the Purchased Entities shall have the right to have their representatives present at any time any Purchaser is present on the Purchased Assets. Purchaser shall abide by Seller’s, the Purchased Entities’ and any third party operator’s health and safety rules, regulations and operating policies while conducting its due diligence evaluation of the Purchased Assets including any environmental or other inspection or assessment of the Purchased Assets, (to the extent such rules, regulations and policies have been made available to Purchaser).

ARTICLE X

CONDITIONS TO CLOSING

10.1 Conditions to the Obligations of Purchaser. The obligations of Purchaser to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Purchaser:

(a) The representations and warranties made herein by Seller shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warrant not qualified by materiality) at and as of the Closing as though such representations and warranties were made at and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

(b) Seller shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing.

(c) The Closing hereunder shall not violate any Law, or any order or decree of any court, agency, commission, tribunal or other Governmental Authority having jurisdiction over the Transaction contemplated by this Agreement.

(d) All necessary consents, permissions, novations and approvals by third parties (including that of Seller’s lending institutions) in connection with the sale and transfer of the Purchased Assets and Purchased Entities shall have been received prior to Closing, except those governmental consents customarily generated and received in the ordinary course of business at a post-closing date.

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(e) The existence of Defective Interests and Environmental Defects for which each of the associated Remediation Amounts exceeds the Individual Environmental Defect Threshold which have not been corrected or Remediated, as appropriate, will not reduce the Purchase Price by more than 15% in the aggregate.

(f) Netherland, Sewell & Associates, Inc. shall have issued its final reserve report covering the Purchased Assets.

(g) The LOS Summary Sheets shall be true and correct in all material respects and supported by appropriate records contained in Seller’s and the Purchased Entities’ files.

(h) The Seller shall have paid, or caused the Purchased Entities to Pay, all Debt such that no Purchased Entities will have any Debt at Closing and that no Debt of Seller will encumber any Purchased Asset, and Purchaser will acquire the Purchased Assets and Purchased Entities free of Debt, and Seller shall have provided proof of such payment and evidence of release of Encumbrances satisfactory to Purchaser.

(i) If required pursuant to Section 3.4(b), the Escrow Agent shall have executed and delivered (or be ready, willing and able to provide at Closing), the P&A Escrow Agreement.

(j) On or prior to Closing, Seller shall have provided (or be ready, willing and able to provide at Closing) such other documents and deliverables it is required to provide pursuant to Section 11.3.

10.2 Conditions to the Obligations of Seller. The obligations of Seller to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Seller:

(a) The representations and warranties made herein by Purchaser shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warrant not qualified by materiality) at and as of the Closing as though such representations and warranties were made at and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

(b) Purchaser shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Purchaser is required prior to or at the Closing.

(c) The Closing hereunder shall not violate any Law, or any order or decree of any court, agency, commission, tribunal or other Governmental Authority having jurisdiction over the Transaction contemplated by this Agreement.

(d) The existence of Defective Interests and Environmental Defects for which each of the associated Remediation Amounts exceeds the Individual Environmental Defect Threshold which have not been corrected or Remediated, as appropriate, will not reduce the Purchase Price by more than 15% in the aggregate.

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(e) Purchaser or Purchaser’s designated operator shall be in compliance with the bonding requirements of the State of Texas and the State of Louisiana and other governmental entities, and Purchaser or Purchaser’s designated operator is immediately able to assume operatorship of the Purchased Assets.

(f) If required pursuant to Section 3.4(b), the Escrow Agent shall have executed and delivered (or be ready, willing and able to provide at Closing), the P&A Escrow Agreement.

(g) On or prior to Closing, Purchaser shall have provided (or be ready, willing and able to provide at Closing) such other documents and deliverables it is required to provide pursuant to Section 11.3.

ARTICLE XI

CLOSING

11.1 Closing. December 31, 2019 is the “Closing Date” as that phrase is used in this Agreement; provided, however, that the Parties shall use their reasonable best efforts to close on or before November 26, 2019. It is understood that the Transaction may close before or after the Closing Date as provided in this Agreement. The consummation of the Transaction (herein called the “Closing”) shall be held at the offices of Thompson & Knight LLP, located at 811 Main Street Suite 2500, Houston, Texas 77002.

(a) If the Closing Date is on or before October 31, 2019, the Effective Time shall be September 1, 2019;

(b) If the Closing Date is after October 31, 2019, but on or before November 30, 2019, the Effective Time shall be October 1, 2019; or

(c) If the Closing Date is after November 30, 2019, the Effective Time shall be November 1, 2019.

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11.2 Pre-Closing Obligations. No later than five (5) days prior to Closing, Seller shall deliver to Purchaser a draft for discussion purposes of a proposed Preliminary Settlement Statement, and the Parties shall endeavor in good faith to agree on the Preliminary Settlement Statement prior to Closing. At the Closing and if the Parties are able to agree on a Closing Amount, Seller and Purchaser shall execute and deliver the settlement statement (herein called the “Preliminary Settlement Statement”) that shall set forth the Closing Amount (as hereinafter defined) and each adjustment and the calculation of such adjustments used to determine such amount. The term “Closing Amount” shall mean the Purchase Price adjusted as provided in Section 3.2, using for such adjustments the best information (including estimated data) then available. If the Parties are unable to agree to a Closing Amount, the Closing Amount shall be deemed to be the lesser of the Closing Amount proposed by Purchaser and the Closing Amount proposed by Seller, and the difference between the Closing Amount proposed by Seller and the Closing Amount proposed by Purchaser will be placed into an escrow account established by the Escrow Agent pursuant to an escrow agreement substantially the same form as the Escrow Agreement (the “Escrow Account”). If as of the Closing, an arbitration proceeding pursuant to ARTICLE XVI hereof is pending, the Allocated Value of the asserted Defective Interests or Environmental Disputed Amounts, or such lesser amount as may be agreed by the Parties shall also be placed in the Escrow Account. The escrowed funds shall be placed with the Escrow Agent and shall be held by such Escrow Agent. If the Final Purchase Price (defined below), including adjustments to Purchase Price for asserted Defective Interests or Environmental Disputed Amounts subject to arbitration hereunder, is greater than the Closing Amount, escrowed funds in the amount of such difference, together with accrued interest attributable thereto, shall be paid to Seller with the remainder of said escrowed funds, if any, together with interest attributable thereto to be paid to Purchaser; and if the escrowed funds are insufficient to pay Seller all funds due to it, Purchaser shall pay Seller the additional amounts owed. If the Closing Amount is greater than the Final Purchase Price, including adjustments to Purchase Price for asserted Defective Interests or Environmental Disputed Amounts subject to arbitration hereunder, all escrowed funds shall be released to Purchaser, and if the escrowed funds are insufficient to pay Purchaser all funds due to them, Seller shall pay Purchaser the additional amounts owed. Interest earned on escrowed funds shall not be an offset to amounts owed. Notwithstanding the foregoing, the Parties agree that if at the time the Final Purchase Price is determined, one or more asserted Defective Interests or Environmental Disputed Amounts subject to arbitration have not been resolved, escrowed funds related to such unresolved asserted Defective Interests or Environmental Disputed Amounts shall be retained in the Escrow Account and distributed in accordance with the decision of the arbitrator when the same is rendered, or pursuant to Section 9.4(d) when Seller elects the final environmental remedy, as appropriate.

11.3 Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller shall assign, transfer and convey the Assets to Purchaser by executing and delivering to Purchaser fifteen (15) counterpart originals (one for each County and Parish) of the Assignment, Bill of Sale and Conveyance of Oil and Gas Leases, the form for which is attached hereto as Exhibit “I” (the “Conveyances”). Seller shall also execute such additional instruments that are reasonably necessary or desirable to assist Purchaser in securing title and possession of the Purchased Assets.

(b) Seller shall assign, transfer and convey Pointe, Turtle, Potash and Ramos to Purchaser or its assigns by executing and delivering to Purchaser the Assignment Agreement, the form for which is attached hereto as Exhibit “J”. Seller shall also execute such additional instruments that are reasonably necessary or desirable to assist Purchaser in securing title and possession of the Pointe, Turtle, Potash and Ramos.

(c) An authorized officer of each Seller shall execute and deliver a certificate, dated as of the Closing, certifying that the conditions set forth in Section 10.1(a) and Section 10.1(b) have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Purchaser.

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(d) An authorized officer of Purchaser shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 10.2(a) and Section 10.2(b) have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller

(e) Purchaser shall pay the Closing Amount, as determined in Section 11.2 to Seller by wire transfer in immediately available funds.

(f) If required pursuant to Section 3.4(b), Purchaser shall deposit the P&A Escrow with the Escrow Agent by wire transfer in immediately available funds.

(g) Seller shall deliver to Purchaser exclusive possession of the Purchased Assets and Purchased Entities.

(h) At Closing each Seller Entity shall deliver to Purchaser, and Purchaser shall deliver to Seller, the documents it is obligated to provide pursuant to ARTICLE X, together with a certificate of its Secretary or assistant Secretary certifying that attached to such certificate are true and correct copies of its (i) its Organizational Documents (ii) resolutions of its shareholders, board of directors, managers and any other authorizing body authorizing the transactions contemplated by this Agreement, and (iii) incumbency signatures of all officers executing documents related to this Agreement.

(i) Seller (operated by Five-J.A.B., Inc. and Time Energy, L.L.C.), shall resign as operator of any of the Purchased Assets and transfer operations to Petrodome Operating, LLC, as of the Closing. Seller and Purchaser shall execute (i) such appropriate forms to provide for the change of operator, if applicable, (ii) transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Purchaser of proceeds attributable to production from the Purchased Assets assigned to Purchaser, and (iii) make all reasonable efforts to obtain any necessary consents to Petrodome Operating, LLC, becoming the operator of all the Leases, Wells, and Equipment.

(j) Purchaser will deliver to Seller evidence that Purchaser posted such bonds, surety letters, letters of credit, guarantees or other financial security documents with each applicable Government Entity meeting the requirements of such Government Entity to own, and where Purchaser is to become operator, operate the Assets.

(k) Seller shall provide a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by such Seller.

(l) Seller shall deliver to Purchaser a report in sufficient detail to allow Purchaser to determine the reasons any amounts are held in suspense, and the Purchased Assets with respect to which such amounts are held in suspense.

(m) Seller shall deliver any release of deeds of trust and mortgage liens to Purchaser.

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(n) If required pursuant to Section 3.4(b), Seller and Purchaser shall each execute and deliver a counterpart to the P&A Escrow Agreement.

(o) Seller and Purchaser shall execute and deliver, or shall cause to be executed and delivered, a counterpart to a surface lease, under terms and conditions mutually agreed upon by Parties, allowing the Purchaser access to a portion of La Hache Realty, LLC’s surface lands in order to facilitate production from the Pointe a la Hache and East Potash fields.

(p) Seller and Purchaser shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered at Closing.

ARTICLE XII

OBLIGATIONS AFTER CLOSING

12.1 Post-Closing Adjustments.

(a) As soon as practicable after the Closing, but no later than ninety (90) days after Closing, Seller and Purchaser each shall prepare and deliver to each other, in accordance with this Agreement and GAAP, a statement (herein respectively called “Purchaser’s Final Settlement Statement” and “Seller’s Final Settlement Statement” and collectively the “Final Settlement Statements”) each setting forth each adjustment to the Purchase Price that was not finally determined as of the Closing and showing the calculation of such adjustments. As soon as practicable after receipt of such Final Settlement Statements, and no later than one hundred twenty (120) days after Closing, each Party shall deliver to the other Party a written report containing any changes that each such Party proposes be made to the other Party’s Final Settlement Statement. The Parties shall undertake negotiate in good faith to agree with respect to the amounts due pursuant to such Post-Closing adjustment not later than one hundred fifty (150) days after Closing. The final agreed price paid by Purchaser to Seller for the Assets and Purchased Entities after all adjustments is hereinafter referred to as the “Final Purchase Price.” The date upon which such agreement is reached or upon which the Final Purchase Price is established, shall be herein called the “Final Settlement Date”.

(b) If the Purchaser and Seller are unable to agree upon a Final Purchase Price within one hundred fifty (150) days after Closing, Seller shall select an independent accounting firm from a list of three (3) such firms provided by Purchaser, which firm shall review the Purchaser’s Final Settlement Statement and the Seller’s Final Settlement Statement and determine the Final Purchase Price. The decision of such independent accounting firm shall be binding on Purchaser and Seller, and the fees and expenses of such independent accounting firm shall be borne one-half by each of Purchaser and Seller. Notwithstanding the foregoing provisions of this Section 12.1(b), any questions with respect to an asserted Defective Interest or the value thereof or an Environmental Disputed Amount or the value thereof shall be resolved pursuant to Section 9.4 hereof.

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12.2 Further Assurances. After Closing, Seller and Purchaser shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action including payment of monies as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto or required by Law.

12.3 Cooperation with Financial Statements and Reporting Information

(a) Seller shall provide reasonable assistance and cooperation to Purchaser in connection with the obligations of Purchaser to prepare and file with the Securities and Exchange Commission (“SEC”) any financial information (including any statement of revenues and direct operating expense) of the Purchased Entities or Purchased Assets (the “Required Financial Statements”) required to be included by Purchaser in its current and periodic reports filed under the Exchange Act, including Item 9.01 of Form 8-K, and in registration statements and prospectus supplements filed under the Securities Act of 1933, as amended (the “Securities Act”) by providing to Purchaser the relevant financial statements and records, documents and information that is available to Seller regarding the Purchased Entities and Purchased Assets, and requesting any auditor of the Purchased Entities or Purchased Assets or Seller (or another mutually agreed upon public accounting firm) to provide such customary reviews, reports, consents, comfort letters and documents that may be required or reasonably necessary in connection therewith; and providing to Purchaser’s employees and independent accountants such access, information and records as they may reasonably request for purposes of the foregoing.

(b) Seller shall execute and deliver or cause to be executed and delivered to Purchaser’s auditors and accountants such certifications and/or representation letters, in form and substance as is reasonably requested by the Purchaser, with respect to the Required Financial Statements, as applicable.

12.4 Transition Services. For a reasonable period following the Closing Date, but in no event less than ninety (90) calendar days, the Seller shall make representatives available to the Purchaser for the purposes of providing insight and recommendations with respect to the operation of the Purchased Assets and Purchased Entities, and providing information that may be reasonably requested by the Purchaser’s accountant or auditor with respect to the Purchased Assets, Purchased Entities and the Transaction.

12.5 Receipts and Credits. Following the Closing, all monies, proceeds, receipts, credits and income attributable to the Purchased Assets for all periods of time as of and after the Effective Time shall be the sole property of Purchaser and, to the extent received by Seller, Seller shall fully disclose, account for and transmit the same promptly to Purchaser. Following Closing, all monies, proceeds, receipts credits and income attributable to the Purchased Assets, except as otherwise provided in this Agreement, for all periods of time prior to the Effective Time shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and transmit the same promptly to Seller.

12.6 Records. Within ten (10) days after Closing, Seller shall make the Records available to be picked up by Purchaser at the offices of Seller during normal business.

12.7 Recording and Approvals. As soon as practicable after Closing, Purchaser, at its sole cost, shall (i) record the Conveyances in the appropriate counties and parishes and provide Seller with copies of the recorded Conveyances, and (ii) for the assignments requiring post-closing approval by a Governmental Authority, file such assignments with the appropriate Governmental Authority for approval.

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ARTICLE XIII

OBLIGATIONS AND INDEMNIFICATION

13.1 Purchaser’s Assumed Obligations. From and after Closing, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge all duties, obligations and liabilities, known or unknown, with respect to the Purchased Assets and Purchased Entities, to the extent arising from, attributable to or otherwise related to any of the following (the “Assumed Obligations”):

(a) Except for the wells for which Seller remains liable under Section 13.2(f), plugging and abandonment obligations of Wells; decommissioning and removing of Equipment, and related surface and subsurface remediation and restoration;

(b) The ownership or operation of the Purchased Assets and Purchased Entities with respect to periods on or after the Effective Time;

(c) The Leases and Contracts with respect to periods on or after the Effective Time;

(d) Royalties, overriding royalties and other burdens on production attributable to the sale of Hydrocarbons on or after the Effective Time;

(e) The working interests, royalties and overriding royalties and other interests in the Purchased Entity Assets held in suspense (to the extent Purchaser received a credit to the Purchase Price for the same), and any fines, penalties or interest due with respect thereto solely for periods after the Effective Time;

(f) Taxes for which Purchaser is responsible pursuant to this Agreement;

(g) Imbalances, whether arising on, before or after the Effective Time, including the obligation to furnish make-up gas according to the terms of the applicable Contracts as to which there have been adjustments to the Purchase Price under the terms hereof;

(h) Subject to Section 9.4, Environmental Liabilities, Remediation Costs, and the storage, handling, transportation and disposal of all Hazardous Materials from the Purchased Assets (including produced water, drilling fluids, NORM, and other wastes), whether attributable to events or periods of time prior to, on or after the Effective Time; and

(i) Compliance with all Laws, including Environmental Laws, with respect to periods on or after the Effective Time.

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13.2 Seller’s Retained Obligations. Seller remains responsible to fulfill, perform, pay and discharge all duties, obligations and liabilities, known or unknown, to the extent arising from, attributable to or otherwise related to any of the following (the “Retained Obligations”):

(a) The Excluded Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time;

(b) The ownership or operation of the Purchased Assets and Purchased Entities with respect to periods before the Effective Time, except to the extent it is an Assumed Obligation;

(c) The Leases and Contracts with respect to periods prior to the Effective Time, except to the extent it is an Assumed Obligation;

(d) Royalties, overriding royalties and other burdens on production attributable to the sale of Hydrocarbons prior to the Effective Time;

(e) The Pending Litigation;

(f) Plugging and abandonment obligations (and related obligations) of the wells included on Schedule 5.18; and

(g) Debt of the Purchased Entities existing as of the Closing.

13.3 Purchaser’s Indemnity. PURCHASER AGREES TO INDEMNIFY, RELEASE, DEFEND AND HOLD HARMLESS SELLER, ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “SELLER INDEMNITEES”) REGARDLESS OF FAULT FROM AND AGAINST ANY AND ALL LOSSES (AS DEFINED BELOW IN SECTION 13.8). CAUSED BY, ARISING FROM, ATTRIBUTABLE TO, OR ALLEGED TO BE CAUSED BY, ARISING FROM OR ATTRIBUTABLE TO (1) THE ASSUMED OBLIGATIONS, (2) THE BREACH BY PURCHASER OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS MADE HEREIN, OR (3) PURCHASER’S ACCESS TO THE PURCHASED ASSETS OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER OR PURCHASER’S REPRESENTATIVE(S) WITH RESPECT TO THE PURCHASED ASSETS.

13.4 Seller’s Indemnity. SELLER AGREES TO INDEMNIFY, RELEASE, DEFEND AND HOLD HARMLESS PURCHASER, ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “PURCHASER INDEMNITEES”) REGARDLESS OF FAULT FROM AND AGAINST ANY AND ALL LOSSES CAUSED BY, ARISING FROM, ATTRIBUTABLE TO, OR ALLEGED TO BE CAUSED BY, ARISING FROM OR ATTRIBUTABLE TO (1) THE RETAINED OBLIGATIONS, (2) EXPRESSLY SUBJECT TO SECTION 13.9, ANY BREACH OF THE SPECIAL WARRANTY OF TITLE PROVIDED FOR IN THE CONVEYANCES, OR (3) THE BREACH BY SELLER AND/OR A SELLER ENTITY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS MADE HEREIN.

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13.5 Regardless of Fault. THE PHRASE “REGARDLESS OF FAULT” MEANS WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY: THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, OR OTHERWISE, BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) STRICT LIABILITY, OR OTHER FAULT OF THE PURCHASER OR THE SELLER, PURCHASED ENTITIES, INVITEES AND/OR THIRD PARTIES

13.6 Effect of Closing and Survival. The representations and warranties of (i) Seller set forth in ARTICLE IV and Section 5.1, Section 5.2, Section 5.3, and Section 5.20 (the “Seller Fundamental Representations”) and (ii) Purchaser set forth in Section 6.1, Section 6.2, Section 6.3, and Section 6.8 (the “Purchaser Fundamental Representations”) shall survive the Closing indefinitely. All other representations and warranties contained in this Agreement and covenants which are intended to be performed prior to Closing shall survive closing for twelve (12) months from the actual date of Closing. The covenants contained in this Agreement, which, by their nature, are to be performed following the Closing shall remain in full force until performed in accordance with their terms. No Claim for indemnification hereunder for breach of any representations, warranties, covenants, agreements and other provisions may be made after the expiration of the applicable survival period set forth in this Section 13.6.

13.7 Certain Limitations.

(a) Notwithstanding anything herein to the contrary, Purchaser shall incur no obligation or liability to the Seller Indemnitees under provision (2) of Section 13.3 until the aggregate total of all such Losses exceeds $450,000.00, in which event Purchaser shall be required to pay or be liable for all such Losses that exceed $450,000.00; provided, however, that this limitation shall not apply to the Purchaser Fundamental Representations.

(b) Notwithstanding anything herein to the contrary, Seller shall incur no obligation or liability to the Purchaser Indemnitees under provision (3) of Section 13.4 until the aggregate total of all such Losses exceeds $450,000.00, in which event Seller shall be required to pay or be liable for all such Losses that exceed $450,000.00; provided, however, that this limitation shall not apply to the Seller Fundamental Representations.

(c) Any such liability or obligation shall be limited to economic damages incurred by Purchaser due to such breach and Purchaser shall not be entitled to seek to rescind the transaction by reason of a failure of a condition precedent to Closing.

(d) The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition to Closing, as the case may be.

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(e) Solely for purposes of determining the amount of Losses under this ARTICLE XIII with respect to any inaccuracy in or breach of any representation, warranty or covenant, the amount of Losses shall be determined without regard to any materiality or other similar qualification contained in or otherwise applicable to such representation, warranty or covenant (such qualifiers shall continue to apply for purposes of determining whether a breach occurred).

(f) Notwithstanding anything to the contrary contained in this Agreement: (1) Seller shall not be required to indemnify Purchaser Indemnitees under provision (3) of Section 13.4 for aggregate Losses in excess of twenty percent (20%) of the Purchase Price, provided, however, that this limitation shall not apply to the Seller Fundamental Representations, (2) Seller’s liability under Section 13.2(f) shall be reduced by the amount of the P&A Escrow released to Purchaser pursuant to Section 3.4(b), if any, and (3) Seller’s aggregate liability under this Agreement shall in no event exceed 100% of the Purchase Price.

13.8 Losses. “Losses” means all damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind (including actions by a third party against an Indemnitee hereunder), obligations, costs (including payment of all reasonable attorneys’ fees and costs of litigation), judgments, interest, and awards or amounts, of any kind or character, whether under judicial proceedings, administrative proceedings, investigation by a Governmental Authority or otherwise, or conditions in the premises of or attributable to any Person or Persons or any party or parties, breach of representation or warranty (expressed or implied), unless specifically provided otherwise, including, but not limited to, those for damage to property, bodily injury and death, personal injury, illness, disease, maintenance, cure, loss of parental and spousal consortium, wrongful death, loss of support, wrongful termination of employment, under any theory of tort, contract, breach of contract (including any claims which arise by reason of indemnification or assumption of liability contained in other contracts entered into by an Indemnitee hereunder), at law or in equity, under statute, or otherwise (including any claims, demands or causes of action for contribution or indemnity under statute or common law), arising out of, or incident to or in connection with this Agreement or the ownership, use or operation of the Purchased Assets or ownership of the Purchased Entities.

13.9 General Procedure.

(a) Third Party Claims. If an indemnified party under Section 13.3 or Section 13.4 (the “Indemnified Party”) receives notice of the assertion or commencement of any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (an “Action”) made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”), the Indemnified Party shall give reasonably prompt written notice thereof to the other party (the “Indemnifying Party”) after becoming aware of such Claim, but the failure of the Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it would otherwise have to the Indemnified Party hereunder except to the extent, and only to the extent, that Indemnifying Party demonstrates that the defense of such Claim or liability is prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Claim. The Indemnifying Party and its insurers shall have the right, at their sole cost and expense, to investigate, defend or, except as limited hereinafter, compromise any Claim for which indemnification is sought hereunder upon acknowledgment by the Indemnifying Party or such insurer of its obligation to indemnify the Indemnified Party in respect thereof. The Indemnifying Party shall assume all responsibility for any Claim covered by the foregoing indemnity, and the Indemnified Party shall provide reasonable assistance and cooperation during the defense or settlement of the Claim at the Indemnifying Party’s expense. Except as limited hereafter, Indemnifying Party shall have complete control of the defense or settlement of such Claim or compromise thereof; provided, that counsel selected by the Indemnifying Party shall be reasonably acceptable to the Indemnified Party. No compromise or settlement of any Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent, which consent shall not be unreasonably withheld; provided, no consent shall be required if (i) there is no finding or admission of any violation of any law by the Indemnified Party or any violation of the rights of any person by the Indemnified Party or of any other wrongdoing, (ii) there is no effect on any Claim that may be made by the Indemnified Party, (iii) the relief provided is the sole responsibility of Indemnifying Party, and (iv) the relief is limited to monetary payment and does not involve an equitable remedy. The Indemnified Party shall have the right, but not the duty, at its own expense, to participate in the defense and/or settlement of any Claim with counsel of its own choosing without relieving the Indemnified Party of any obligations hereunder. Indemnifying Party and its counsel shall cooperate with the Indemnified Party’s counsel and shall supply the Indemnified Party with such information reasonably requested by the Indemnified Party as is necessary or advisable for the Indemnified Party to participate in any proceeding to the extent permitted by this Section 13.9, but control of the matter shall remain with the Indemnifying Party in accordance with this Section 13.9.

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(b) Direct Claims. Any Action by an Indemnified Party on account of a Claim which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim, but the failure of the Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it would otherwise have to the Indemnified Party hereunder except to the extent, and only to the extent, that Indemnifying Party demonstrates that the defense of such Claim or liability is prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Claim. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

13.10 Recovery on Special Warranty of Defensible Title. To assert a breach of the Seller’s special warranty of Defensible Title set forth in the Conveyances, Purchaser shall furnish Seller a Title Defect Notice meeting the requirements of Section 9.2(b). Recovery on Seller’s special warranty of Defensible Title set forth in the Conveyance shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Purchaser would have been entitled had Purchaser asserted the Title Defect giving rise to such breach of Seller’s special warranty of Defensible Title set forth in the Conveyance as a Title Defect. Purchaser shall be deemed to have waived all breaches of Seller’s special warranty of Defensible Title set forth in the Conveyances for which Purchaser has not furnished to Seller a Defect Notice on or before that is two (2) years after the Closing Date.

13.11 WAIVER OF CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE ENTITLED TO RECEIVE ANY PUNITIVE, CONSEQUENTIAL, SPECIAL, OR EXEMPLARY DAMAGES, OR LOST PROFITS OR REVENUES UNLESS THE SAME ARE ACTUALLY PAID TO A THIRD PARTY PURSUANT TO A CLAIM FOR WHICH A PARTY IS SEEKING INDEMNIFICATION HEREUNDER, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY OR PARTIES.

13.12 Disclaimer. THE PARTIES HAVE MADE NO REPRESENTATIONS OR WARRANTIES, EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND ANY AGREEMENTS OR DOCUMENTS EXECUTED AND/OR DELIVERED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT (THE “TRANSACTION DOCUMENTS”). EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, THE PARTIES EACH DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENTS OR COMMUNICATIONS (ORALLY OR IN WRITING) TO THE OTHER PARTY (INCLUDING, BUT NOT LIMITED TO, ANY INFORMATION CONTAINED IN ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY SUCH PARTY BY ANY PARTNER, OFFICER, MEMBER, TRUSTEE, BENEFICIARY, STOCKHOLDER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, MEMBER, REPRESENTATIVE OR CONTRACTOR OF SUCH DISCLAIMING PARTY OR ITS AFFILIATES OR ANY ENGINEER OR ENGINEERING FIRM, OR OTHER AGENT, CONSULTANT OR REPRESENTATIVE) WITH RESPECT TO THE PURCHASED ASSETS WHEREVER AND HOWEVER MADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE PARTIES MAKES ANY REPRESENTATION OR WARRANTY AS TO (A) THE AMOUNT, VALUE, QUALITY OR DELIVERABILITY OF PETROLEUM, NATURAL GAS OR OTHER RESERVES ATTRIBUTABLE TO THE PURCHASED ASSETS, (B) ANY GEOLOGICAL, ENGINEERING OR OTHER INTERPRETATIONS OF ECONOMIC VALUATION, OR (C) PREDICTIONS AS TO WHEN ANY EVENT WILL OR WILL NOT OCCUR OR WHETHER THE EVENT IS LIKELY TO OCCUR. FURTHER, OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 5.25, PURCHASER ACKNOWLEDGES AND AGREES THAT NO SELLER ENTITY IS MAKING (AND NO SELLER ENTITY SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND PURCHASER IS NOT RELYING UPON ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE PURCHASED ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND, PURCHASER SHALL BE DEEMED TO BE TAKING THE PURCHASED ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT PURCHASER HAS MADE OR WILL CAUSE TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

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ARTICLE XIV

TERMINATION OF AGREEMENT

14.1 Termination. This Agreement and the Transactions may be terminated in the following instances:

(a) By Purchaser by written notice to Seller if Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representations, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE X and such breach, inaccuracy or failure has not been cured by Seller within ten (10) Business Days of Seller’s receipt of written notice of such breach from Purchaser.

(b) By Seller by written notice to Purchaser if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representations, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE X and such breach, inaccuracy or failure has not been cured by Purchaser within ten (10) Business Days of Purchaser’s receipt of written notice of such breach from Seller.

(c) At any time by the mutual written agreement of Purchaser and Seller.

(d) By Purchaser or Seller if Closing has not occurred by the fifteenth (15) Business Day following the scheduled Closing Date, provided that no Party shall have a right to terminate pursuant to this Section 14.1(d) if the failure of the Closing to occur is due to the failure of such Party to perform or comply with any of the covenants, agreements or conditions hereof to be performed with or by it prior to the Closing.

(e) By Purchaser or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or (ii) any Governmental Authority shall have issued an order restraining or enjoining the transactions contemplated by this Agreement.

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14.2 Effect of Termination.In the event of the termination of this Agreement in accordance with this Section 14.1, this Agreement shall forthwith become void (except for the provisions of ARTICLE XVII) and there shall be no liability on the part of any Party hereto except as set forth in this ARTICLE XIV.

14.3 Liabilities Upon Termination.Purchaser shall be entitled to the return of the Deposit if this is Agreement is terminated under Section 14.1(a), Section 14.1(c), Section 14.1(d) or Section 14.1(e), and Seller shall be entitled to the Deposit as liquidated damages if this Agreement is terminated by Seller under Section 14.1(b). If Purchaser terminates this Agreement under Section 14.1(a), it may seek such legal or equitable remedies as it may desire, including, without limitation, damages for the breach or failure of any representation, warranty, covenant or agreement contained herein and the right to enforce specific performance of this Agreement. IF SELLER RECEIVES THE DEPOSIT AMOUNT AS LIQUIDATED DAMAGES IN ACCORDANCE WITH SECTION 14.1(b), SUCH PAYMENT WILL CONSTITUTE SELLER’S AND ITS AFFILIATES’ SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT, BASED ON FRAUD OR OTHERWISE) AGAINST PURCHASER AND ITS AFFILIATES FOR ANY BREACH, DAMAGE OR OTHER LIABILITY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY OTHER AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THE CONTEMPLATED TRANSACTIONS (INCLUDING THE CIRCUMSTANCES GIVING RISE TO ANY TERMINATION OF THIS AGREEMENT AND INCLUDING ANY BREACH BY PURCHASER OF THIS AGREEMENT OR ANY OTHER AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY PRIOR TO TERMINATION, WHETHER WILLFULLY, INTENTIONALLY, UNINTENTIONALLY OR OTHERWISE). IN FURTHERANCE OF THE FOREGOING, (A) SELLER RELEASES PURCHASER, WAIVES ANY RIGHT OF RECOVERY FOR AND AGREES NOT TO SEEK ANY RECOVERY FOR ANY LOSS SUFFERED AS A RESULT OF ANY BREACH OF ANY COVENANT, OBLIGATION, REPRESENTATION OR WARRANTY IN THIS AGREEMENT OR THE FAILURE OF THE TRANSACTION TO BE CONSUMMATED, OR IN RESPECT OF ANY ORAL REPRESENTATION MADE OR ALLEGED TO HAVE BEEN MADE IN CONNECTION HEREWITH AND (B) THE MAXIMUM AGGREGATE MONETARY LIABILITY THAT PURCHASER SHALL HAVE IN CONNECTION WITH SUCH LOSS SHALL BE THE FORFEITURE OF THE DEPOSIT AMOUNT IN ACCORDANCE WITH THIS SECTION 14.3.

ARTICLE XV

TAX MATTERS

15.1 Definitions. As used herein, the following terms shall have the respective meanings assigned to them in this Section 15.1:

(a) “Asset Taxes” shall mean all ad valorem, severance, property, production, sales, use, excise and similar Taxes assessed against the Purchased Assets or based upon or measured by the ownership of the Purchased Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than Income Taxes and Transfer Taxes.

(b) “Income Taxes” shall mean any income, capital gains, franchise and similar Taxes, including all Taxes based upon, measured by, or calculated with respect to gross or net income, profits, capital, or similar measures.

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(c) “Purchaser Taxes” means:

(i) all Income Taxes imposed by any applicable laws on a Purchased Entity, or for which it may otherwise be liable, with respect to any Tax period (or portion thereof) beginning after the Closing Date (determined in accordance with Section 15.2(b)); and

(ii) all Asset Taxes for any Tax period or the portion of any Straddle Period (defined below) beginning after the Effective Time (determined in accordance with Section 15.2(b)) (taking into account, and without duplication of, such Asset Taxes effectively borne by Purchaser as a result of the adjustments to the Purchase Price in determining the Final Purchase Price made pursuant to Section 3.2 or Section 12.1, as applicable); and

(iii) any other Taxes attributable to a Purchased Entity or the Purchased Assets with respect to any Tax period (or portion thereof) beginning after the Effective Time.

(d) “Seller Taxes” means:

(i) all Income Taxes imposed by any applicable laws on any Seller Entity, any of its direct or indirect owners or affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member;

(ii) all Income Taxes imposed by any applicable laws on a Purchased Entity, or for which it may otherwise be liable, with respect to any Pre-Closing Tax Period (determined in accordance with Section 15.2(b));

(iii) all Asset Taxes for any Tax period or the portion of any Straddle Period ending prior to the Effective Time (determined in accordance with Section 15.2(b)) (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of the adjustments to the Final Purchase Price made pursuant to Section 3.2 or Section 12.1, as applicable);

(iv) any Taxes attributable to any asset or business of any Seller Entity that does not arise from a Purchased Entity or the Purchased Assets; and

(v) any other Taxes attributable to a Purchased Entity or the Purchased Assets with respect to any Tax Period (or portion thereof) ending prior to the Effective Time.

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(e) “Taxes” shall mean (i) all taxes, assessments, fees, unclaimed property and escheat obligations, and other similar charges imposed by any Governmental Authority, including any federal, state, local and/or foreign income tax, production tax, severance tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, ad valorem tax, property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, stamp tax, motor vehicle tax, franchise tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i), and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of law (including by reason of participation in a consolidated, combined or unitary Tax return or report) or otherwise.

(f) “Transfer Taxes” means sales, use, transfer, stamp, documentary, registration, filing, recording fees, or similar Taxes incurred or imposed with respect to the Transactions.

15.2 Apportionment of Taxes.

(a) Transfer Taxes. Purchaser shall pay any Transfer Taxes. Seller and Purchaser shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes.

(b) Seller Taxes and Purchaser Taxes. Seller shall be allocated and bear all Seller Taxes. Purchaser shall be allocated and bear all Purchaser Taxes. For purposes of determining Seller Taxes and Purchaser Taxes:

(i) Income Taxes imposed on any Purchased Entity for any Tax period that begins before and ends after the Closing Date shall be allocated between Seller and Purchaser using an “interim closing of the books” method assuming that such period ended on and including the Closing Date; provided, that all exemptions, allowances, or deductions for such Tax period that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated in proportion to the number of days and any portion of a day in such period prior to and including the Closing Date; and

(ii) (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (B) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.

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15.3 Payment of Taxes and Tax Return Filing. To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.2, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by Seller) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 15.2. Purchaser shall be responsible for the preparation and timely filing of any Tax Returns with respect to the Purchased Assets or any Purchased Entity that are required to be filed after the Closing Date, and the payment to the applicable Governmental Authority of all Taxes with respect to the Purchased Assets or any Purchased Entity that become due and payable after the Closing Date. Seller shall be responsible for the preparation and timely filing of any Tax Returns with respect to the Purchased Assets or any Purchased Entity that are required to be filed on or before the Closing Date (“Pre-Closing Tax Returns”), and the payment to the applicable Governmental Authority of all Taxes with respect to the Purchased Assets or any Purchased Entity that become due and payable on or before the Closing Date. Seller shall prepare all Pre-Closing Tax Returns consistent with past practice and in accordance with applicable law.

15.4 Indemnification. Notwithstanding anything to the contrary herein (including, for the avoidance of doubt, ARTICLE XIII), Seller shall indemnify and hold harmless Purchaser for any breach of or inaccuracy in any representation or warranty made pursuant to Section 5.14, and each Party shall indemnify and hold harmless the other Party for any amount allocated to the indemnifying Party under this ARTICLE XV that is paid by the other Party (except to the extent such amount was taken into account as a Purchase Price adjustment under Section 3.2), and the indemnification obligation for any such amount shall not be subject to any minimum threshold amount. Each Party shall indemnify and hold harmless the other Party as set forth in this Section 15.4 until the expiration of the applicable statute of limitations for collection of the underlying liability (after taking into account any tolling, extensions, mitigation or waiver thereof) plus thirty (30) days.

15.5 Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns and reports and any audit, litigation, or other proceeding with respect to Taxes relating to the Purchased Assets and Purchased Entities. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax return or report, or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Seller and the Purchaser agree to retain all books and records with respect to Tax matters pertinent to the Purchased Assets and Purchased Entities relating to any Tax period beginning before the Closing until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.

15.6 Tax Refunds. If Purchaser receives any Tax refund that is an Excluded Asset, Purchaser shall remit such Tax refund to Seller within ten (10) Business Days of receipt. Purchaser’s obligation under this Section 15.6 shall survive the Closing indefinitely.

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15.7 Purchase Price Allocation. Purchaser and Seller shall use commercially reasonable efforts to agree to an allocation of the Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes among the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder (the “Allocation”). At the time that the Final Settlement Statement is delivered, Purchaser shall provide to Seller in written or digital form a proposed Allocation. If the Parties reach an agreement with respect to such proposed Allocation, (i) the Parties shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Internal Revenue Code following any adjustment to the Purchase Price pursuant to this Agreement, and (ii) Purchaser and Seller shall, and shall cause their affiliates to, report consistently with the Allocation, as adjusted, on all Tax returns and reports (including Internal Revenue Service Form 8594), and neither Seller nor Purchaser shall take any position on any Tax return or report that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable law; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

15.8 Like-Kind Exchange. Purchaser and Seller agree that Seller may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”), provided that the Closing shall not be delayed by reason of the Exchange. Each Party agrees to use commercially reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation § 1.1031(k)‑1 or Internal Revenue Service Revenue Procedure 2000‑37; provided, however, that Purchaser shall not have any duty to assume or incur any additional cost or expense not otherwise set forth hereunder in fulfilling its duty to cooperate. Seller shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation § 1.1031(k)‑1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000‑37) to effect an Exchange. In connection with any such Exchange, any exchange accommodation titleholder shall have taken all steps necessary to own the Assets under applicable law. Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other Person in connection with the Exchange shall release either Party from, or modify, any of its liabilities and obligations (including indemnity obligations to the other Party) under this Agreement, and neither Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange.

ARTICLE XVI

ARBITRATION

16.1 Arbitration Procedures. Any dispute between the Parties regarding this Agreement shall be arbitrated, and conducted as set forth in this ARTICLE XVI, subject to Section 9.4(d) herein:

(a) The Parties shall jointly select a mutually acceptable person as the sole arbitrator under this Agreement. If the Parties are unable to agree upon the designation of a person as arbitrator, then a panel of three arbitrators shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association which shall administer the arbitration, and judgment on the award rendered by a majority of the arbitrator(s), or by the arbitrator in the case of one arbitrator, may be entered in any district court of Harris County, Texas. The arbitrator or arbitrators must have no less than 10 years’ experience as a lawyer with experience in: (i) with respect to Defective Interests, the arbitration of oil and gas exploration and production issues in the region in which the affected Purchased Assets are located and/or, (ii) with respect to Environmental Disputed Matters, the arbitration of environmental matters involving oil and gas producing properties in the region in which the affected Purchased Assets are located.

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(b) Any arbitration hearing shall be held at a place in Houston, Texas acceptable to the arbitrator(s).

(c) The arbitrator(s) shall settle any dispute in accordance with the Texas General Arbitration Act and the Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of such act and the terms hereof. Such arbitrator(s) shall hear all arbitration matters arising under this ARTICLE XVI. The decision of the arbitrator(s) shall be binding upon the Parties, and may be enforced in any district court of Harris County, Texas. Seller and Purchaser, respectively, shall bear their own legal fees and other costs incurred in presenting their respective cases. The charges and expenses of the arbitrator(s) shall be shared equally by Seller and Purchaser.

(d) The trial of the arbitration proceeding shall commence within ten days after the arbitrator(s) is/are selected as set forth in Section 16.1(a) above. In fulfilling his/their duties hereunder, the arbitrator(s) shall be bound by the terms of this Agreement. In fulfilling any of his/their arbitration duties, the arbitrator(s) may consider such other matters as in the opinion of the arbitrator(s) is/are necessary or helpful to make a proper evaluation. Additionally, the arbitrator(s) may consult with and engage disinterested third parties, including, without limitation, petroleum engineers, attorneys and consultants, to advise the arbitrator(s).

ARTICLE XVII

MISCELLANEOUS

17.1 Exhibits. The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

17.2 Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Purchaser or Seller in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal, and accounting fees, costs and expenses.

17.3 Notices. All notices and communications required or permitted under this Agreement (“Notices”) shall be deemed to have been delivered and received (a) in the case of personal delivery, delivered by hand (with written confirmation of receipt), (b) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (c) in the case of a nationally recognized overnight courier (receipt requested):

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If to Seller:

Five-JAB, Inc.

[redacted]

With a Copy to (which shall not constitute notice):

Thompson & Knight, LLP

811 Main Street, Suite 2500

Houston, TX 77002

[redacted]

If to Purchaser:

Viking Energy Group, Inc.

15915 Katy Freeway, Suite 450

Houston, Texas 77094

Attention: James A. Doris

[redacted]

With a Copy to (which shall not constitute notice):

Jones Walker, LLP

201 St. Charles Avenue, 51st Floor

New Orleans, LA 70170

[redacted]

Any Party may, by a Notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

17.4 Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

17.5 Assignment. Purchaser may assign all or any portion of its respective rights or delegate all or any portion of its respective duties hereunder, but Purchaser shall remain liable to Seller for the performance of its obligations hereunder. No such assignment or obligation shall impose any duty on Seller to communicate with or report to any transferee, and Seller may continue to look to Purchaser for all purposes under this Agreement. Seller may not assign this Agreement without prior written consent of Purchaser. No assignment of any rights hereunder by Seller shall relieve Seller of any obligations (including indemnity obligations) and responsibilities hereunder.

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17.6 Announcements. Seller and Purchaser shall consult with each other with regard to all press releases and other announcements issued after the date of execution of this Agreement and prior to the Closing concerning this Agreement or the Transaction. Except for the disclosures as provided Section 12.3 and Section 17.15 or as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Purchaser nor Seller shall issue any such press release or other publicity without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, any press release shall not contain the name of Seller without Seller’s consent.

17.7 Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

17.8 Counterparts/Facsimile Signatures. This Agreement may be executed by Purchaser and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Facsimile and electronic signatures are considered binding.

17.9 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities.

17.10 Governing Law; Venue. This Agreement and the Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the state of Texas, without giving effect to principles of conflict of law. Subject to ARTICLE XVI, any suit or proceeding hereunder shall be brought exclusively in the federal or state courts in Harris County, Texas, and each Party consents to the personal jurisdiction of the courts, state and federal, located therein. Each Party agrees to waive any objection that the state and federal courts of Harris County, Texas, are an inconvenient forum.

17.11 Entire Agreement. This Agreement shall constitute the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

17.12 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

17.13 No Third-Party Beneficiaries. This Agreement is intended to benefit only the Parties and their respective permitted successors and assigns and this Agreement shall never be construed to benefit or create any rights in any person or entity not a party hereto.

17.14 Assumed Liabilities. Notwithstanding any other provision contained in this Agreement to the contrary, the Purchaser shall not assume any of the liabilities or obligations of the Seller of any nature or kind whatsoever, contingent or otherwise, except for the Seller’s share of future asset retirement obligations directly related to the Purchased Assets. The Seller shall remain responsible for any asset retirement obligations the Seller was required to pay prior to the actual date of Closing.

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17.15 Form 8-K. The Seller acknowledges that upon execution of this Agreement and upon Closing (or upon termination), the Purchaser will be obligated to file a Form 8-K with the Securities and Exchange Commission disclosing the existence of the Agreement (with a copy of this Agreement filed as an Exhibit), and the Closing of the Transactions, respectively.

17.16 Seller Release. Effective as of the Closing, Seller hereby waives its right to, and release and fully discharge, the Purchased Entities, and their legal successors and assigns, from any and all claims, liabilities, actions and causes of action, whether now known or unknown, which Seller now has, or at any other time may have, against the Purchased Entities based upon or arising out of any fact, circumstance, act or omission that occurred or existed prior to the Closing, other than any such claims, liabilities, actions or causes of action that may arise pursuant to the terms of this Agreement.

[Signature Pages Follow.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

SELLER:

5JABOR, L.L.C.
BASS PETROLEUM, L.L.C.
JAMES III INVESTMENTS, L.L.C.
LAKE BOEUF INVESTMENTS, L.L.C.
PLAQUEMINES HOLDINGS, L.L.C.

By:	/s/ Jennifer Bohannon-Ramirez
Name:	Jennifer Bohannon-Ramirez
Title:	Manager

BODEL HOLDINGS, L.L.C.
DELBO HOLDINGS, L.L.C.
OAKLEY HOLDINGS, L.L.C.
JAMSAM ENERGY, L.L.C.

By:	Brothers Investments, LLC
Its Sole Member

By:	/s/ Jennifer Bohannon-Ramirez
Name:	Jennifer Bohannon-Ramirez
Title:	Manager

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

PURCHASER:

ELYSIUM ENERGY, LLC

By:	Viking Energy Group, Inc.
Its Sole Member and Manager

By:	/s/ James A. Doris
James A. Doris,
President and CEO

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